Filed Pursuant to Rule 424(b)(2)
Registration No. 333-185308

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 21, 2012)

11,500,000 Shares

Common Stock

We are offering 11,500,000 shares of our common stock. Our common stock is listed on The NASDAQ Capital Market under the symbol “CYTR.” On January 29, 2014, the last reported sale price of our common stock on The NASDAQ Capital Market was $7.36 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 8 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$6.50	$74,750,000
Underwriting Discounts and Commissions(1)	$0.39	$4,485,000
Proceeds to CytRx Corporation before expenses	$6.11	$70,265,000

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”

Delivery of the shares of common stock is expected to be made on or about February 5, 2014. We have granted the underwriters an option for a period of 30 days to purchase an additional 1,725,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $5,157,750, and the total proceeds to us, before expenses, will be $80,804,750.

Sole Book-Running Manager

Jefferies

Co-Lead Managers

Oppenheimer & Co.	Aegis Capital Corp	H.C. Wainwright & Co., LLC

Prospectus Supplement dated January 31, 2014

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts of this document combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the sections of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

You should rely only on this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering and the information incorporated or deemed to be incorporated by reference therein. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

No action has been or will be taken in any jurisdiction by us or the underwriters that would permit a public offering of the common stock in any jurisdiction, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement and in the accompanying prospectus, we sometimes refer to CytRx Corporation as “CytRx,” to our former subsidiary, RXi Pharmaceuticals Corporation, as “RXi,” and to our former subsidiary, Innovive Pharmaceuticals, Inc., which we acquired in September 2008 and merged into CytRx in December 2008, as “Innovive.” References in this prospectus supplement and in the accompanying prospectus to “we,” “us,” “our” or the “company” refer to CytRx, alone, unless otherwise indicated.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus may include forward-looking statements that reflect our current views with respect to our ongoing and planned clinical trials, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and the biotechnology sector, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors set forth under the caption “Risk Factors” in this prospectus supplement and in the accompanying prospectus and under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Controls and Procedures” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any shares of common stock, you should consider carefully all of the factors set forth or referred to in this prospectus supplement and in the accompanying prospectus that could cause actual results to differ.

INDUSTRY DATA

Unless otherwise indicated, information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 8 of the accompanying prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

TRADEMARKS

CytRx is one of our trademarks used in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus also include trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus sometimes appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names.

SUMMARY

This summary highlights selected information about us, this offering and information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus. This summary is not complete and does not contain all of the information that may be important to you and that you should consider before purchasing our shares. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about our shares, as well as information regarding our business and detailed financial data. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” beginning on page S-9 of this prospectus supplement and page 8 of the accompanying prospectus, and the financial statements, related notes and other information that we incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

The Company

Overview

We are a biopharmaceutical research and development company specializing in oncology. We currently are focused on the clinical development of aldoxorubicin (formerly known as INNO-206), our modified version of the widely-used chemotherapeutic agent, doxorubicin. We recently reported top-line and hazard ratio results of our Phase 2b clinical trial with aldoxorubicin as a treatment for soft tissue sarcoma, or STS. Hazard ratios - the likelihood that the study endpoint (in this case tumor progression) will be reached during a given period - are an important measure of the reliability and uniformity of the absolute data for progression-free survival, or PFS. The trial investigated the efficacy and safety of aldoxorubicin compared with doxorubicin in subjects with first-line metastatic, locally advanced or unresectable STS. Aldoxorubicin combines the chemotherapeutic agent doxorubicin with a novel linker-molecule that binds specifically to albumin in the blood to allow for delivery of higher amounts of doxorubicin (3½ to 4 times) without the major dose-limiting toxicities seen with administration of doxorubicin alone.

In the first quarter of 2014, we plan to initiate a pivotal Phase 3 trial of aldoxorubicin as a therapy for patients with STS whose tumors have progressed following treatment with chemotherapy. The Phase 3 trial is expected to be conducted under a Special Protocol Assessment, or SPA, granted by the U.S. Food and Drug Administration, or FDA. The SPA means that the FDA agrees that the design and analyses proposed in the Phase 3 trial protocol are acceptable to support regulatory approval of the product candidate with respect to effectiveness of the indication studied, and will not subsequently change its perspective on these matters, unless previously unrecognized public or animal health concerns were to arise or we subsequently modify the protocol. Thus, if the study demonstrates an acceptable benefit-risk profile as determined by the FDA, it would suffice as the single pivotal trial to demonstrate effectiveness and would support registration of aldoxorubicin for this indication.

We have initiated a Phase 2 clinical trial with aldoxorubicin in patients with AIDS-related Kaposi’s sarcoma. We have completed a Phase 1b study of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors and a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors. We have initiated a Phase 2 clinical trial with aldoxorubicin in patients with recurrent glioblastoma (brain cancer).

We plan to expand our pipeline of oncology candidates based on a linker platform technology that can be utilized with multiple chemotherapeutic agents and may allow for greater concentration of drug at tumor sites. We also have rights to two additional drug candidates, tamibarotene and bafetinib. We completed our evaluation of bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia and are seeking a partner for any further development of bafetinib. We ceased our Phase 2b clinical trial of tamibarotene in patients with non-small-cell lung cancer after it failed to show efficacy.

Our Product Candidate Pipeline

The following table summarizes aldoxorubicin’s current or impending stages of development:

TECHNOLOGY	PRODUCT CANDIDATE	INDICATIONS	STAGE OF DEVELOPMENT
Doxorubicin conjugate	Aldoxorubicin	Soft tissue sarcoma	Phase 3 1Q14
Phase 2b ongoing
		Glioblastoma multiforme	Phase 2 ongoing
		Kaposi’s sarcoma	Phase 2 ongoing

Our Clinical Development Programs

Our clinical development programs are summarized below:

Aldoxorubicin

Aldoxorubicin is a conjugate of the commonly prescribed chemotherapeutic agent doxorubicin that binds to circulating albumin in the bloodstream and is concentrated at the site of tumors. Specifically, it is comprised of (6-Maleimidocaproyl) hydrazine, an acid-sensitive molecule that is conjugated to doxorubicin. We plan to intiate under an SPA granted by the FDA a pivotal Phase 3 trial of aldoxorubicin as a therapy for patients with STS whose tumors have progressed following treatment with chemotherapy.

        Aldoxorubicin for the Treatment of Cancer. Anthracyclines are a class of drugs that are among the most commonly used agents in the treatment of cancer. Doxorubicin, the first anthracycline to gain FDA approval, has demonstrated efficacy in a wide variety of cancers, including breast cancer, lung cancer, ovarian cancer, sarcomas, and lymphomas. However, due to the uptake of doxorubicin by various parts of the body, it is associated with side effects such as cumulative cardiotoxicity, myelosuppression (decreased production of blood cells by bone marrow), gastrointestinal disorders, mucositis (inflammation of the mucous membranes lining the mouth and digestive tract), stomatitis (inflammation of soft tissue of the mouth), and necrotizing extravasation (damage due to the leakage of intravenous drugs from the vein into the surrounding tissue).

We believe aldoxorubicin has attributes that may improve on doxorubicin, alone, which we sometimes refer to as native doxorubicin, including the potential to reduce several of the adverse events, improve efficacy and achieve increased concentration at tumor sites.

Our postulated mechanism of action for aldoxorubicin is as follows:

■	after administration, aldoxorubicin rapidly binds circulating albumin through the EMCH linker;

■

circulating albumin preferentially accumulates in tumors, bypassing concentration in other non-tumor sites, including the heart, liver and gastrointestinal tract due to a mechanism called “Enhanced Permeability and Retention by Solid Tumors”;

■	once albumin-bound aldoxorubicin is taken up by the tumor, the acidic environment within the tumor and in the cancer cells themselves causes cleavage of the acid-sensitive linker; and

■	free doxorubicin is then taken up by the cancer cells.

        Pre-clinical data. In a variety of preclinical models, aldoxorubicin was superior to doxorubicin at equitoxic doses in its ability to allow an increase in the total doxorubicin dose, its antitumor efficacy and its safety. Toxicology studies in rodents also demonstrated a reduction in cardiotoxicity. Animal studies conducted by aldoxorubicin inventor Dr. Felix Kratz of the Department of Medical Oncology, Clinical Research, at the Tumor Biology Center in Freiburg, Germany, demonstrated statistically significant efficacy compared to either placebo or native doxorubicin against breast, ovarian, pancreatic and small cell lung cancers growing in immunodeficient mice.

We also recently announced additional data from a study of aldoxorubicin in immunodeficient mice transplanted with human glioblastoma cells in their brain that showed those animals treated with aldoxorubicin had a median survival rate of more than 63 days, compared with approximately 25 days for animals treated with doxorubicin or saline. The data also indicated evidence of drug concentration inside tumors growing in the brain, but not in normal brain tissue, and significant tumor regression in aldoxorubicin-treated animals, while doxorubicin did not appear to enter the tumor or brain to any significant degree and showed little or no efficacy in the treatment of these brain tumors. Aldoxorubicin significantly reduced the number of dividing cells within the brain tumors in this trial and showed a statistically relevant increased expression of apoptosis or cell death markers.

        Clinical data. A Phase 1 study of aldoxorubicin that demonstrated safety and objective clinical responses in several tumor types was completed in 2005 and presented at the March 2006 Krebskongress meeting in Berlin. In this study, doses were administered every three weeks at up to six times the standard dose of doxorubicin without an increase in the types of side effects compared with those historically observed with native doxorubicin. Of 35 evaluable patients, 23 had either an objective clinical (partial) response or stable disease. Objective clinical responses were observed in patients with STS, breast and small cell lung cancers.

We completed a Phase 1b/2 clinical trial with aldoxorubicin in patients with advanced solid tumors who had either relapsed or failed to respond to their prior chemotherapy and presented favorable data at the American Society for Clinical Oncology Meeting in June 2012. In that Phase 1b/2 clinical trial, clinical benefit (defined as partial response or stable disease of more than four months) was shown in ten of 13 (76.9%) evaluable patients with relapsed or refractory STS. The median number of cycles of aldoxorubicin administered at the maximum tolerable dose was eight.

In addition, best responses for the 13 evaluable STS trial subjects included the following: five (38.5%) achieved partial response, as defined as shrinkage of target tumors of more than 30%; seven (53.8%) showed prolonged stable disease (defined as tumor shrinkage <30% from baseline or tumor growth <20% from the nadir); eight (61.5%) had tumor shrinkage; and five of eight patients (62.5%) who demonstrated either partial responses or prolonged stable disease after treatment with aldoxorubicin had been previously treated with doxorubicin and had failed to respond. There were no observed cardiac toxicities and no drug-related patient deaths. The most common adverse event, neutropenia, also observed with doxorubicin treatment, resolved prior to the start of the next treatment. Median estimated PFS for advanced STS patients in the trial was approximately 6.4 months with a range of 1.0 to more than 10.7 months.

In connection with our Phase 1b pharmacokinetics clinical trial evaluating the pharmacokinetics and safety of aldoxorubicin in patients with metastatic solid tumors who have either relapsed or not responded to treatment with standard therapies, we announced data demonstrating that aldoxorubicin has a distribution half-life of approximately 20 to 24 hours, with a narrow volume of distribution to healthy tissue and slow clearance from the circulation. These characteristics distinguish aldoxorubicin from doxorubicin, which has a distribution half-life of about five minutes according to its package insert.

In December 2011, we initiated our Phase 2b clinical trial to evaluate the preliminary efficacy and safety of aldoxorubicin as a first-line therapy in patients with advanced STS who are ineligible for surgery. The Phase 2b clinical trial provided the first direct clinical trial comparison of aldoxorubicin and native doxorubicin, which is dose-limited due to toxicity, as a first-line therapy.

The Phase 2b clinical trial with aldoxorubicin in patients with STS is an international trial in 31 treatment centers under the direction of Sant P. Chawla, M.D., F.R.A.C.P., Director of the Sarcoma Oncology Center in Santa Monica, California. The Phase 2b clinical trial’s primary objectives are to measure the PFS, tumor response and overall survival of patients with advanced STS treated with aldoxorubicin. This clinical trial also will assess the safety of aldoxorubicin compared to doxorubicin in this patient population through a number of indicators, including the frequency and severity of adverse events.

In our 123-subject clinical trial, subjects with advanced STS were administered either 350 mg/m2 of aldoxorubicin (83 subjects) or 75 mg/m2 of doxorubicin (40 subjects) every three weeks for up to six cycles. Subjects were followed every six weeks with CT scans to monitor tumor size. The primary endpoint was PFS as determined by a blinded radiology review performed at an independent central radiology laboratory. Secondary endpoints included overall response rates (complete and partial) and PFS at six months for each group, and overall survival, which will be reported when the clinical trial is complete.

The central radiology review, as well as the investigators’ own assessments, showed an 80% to 100% improvement in PFS among patients treated with aldoxorubicin. In an intent-to-treat analysis, the investigator-assessed median PFS was 8.4 months for aldoxorubicin patients versus 4.7 months for doxorubicin patients (p=0.0002), while the blinded central radiology review indicated that median PFS for aldoxorubicin patients was 5.7 months versus 2.8 months for doxorubicin patients (p=0.018). Per investigators, 67.1% of aldoxorubicin patients had not progressed at six months, compared with 36.1% of doxorubicin-treated patients (p=0.008). By blinded central radiology review, 46.8% of aldoxorubicin patients had not progressed at six months, compared with 23.7% of doxorubicin patients (p=0.038).

The overall response rate as determined by the investigators was 24.0% for aldoxorubicin subjects (2.7% complete response and 21.3% partial response) versus 5.3% for doxorubicin subjects (0% complete response and 5.3% partial response). As assessed by blinded central review, 23.0% of aldoxorubicin subjects had a partial response while none of the doxorubicin subjects exhibited any objective response.

Additional analysis determined hazard ratios for the primary endpoint of PFS by both investigators at study sites and by a blinded radiology review. The hazard ratio for investigator-read scans is 0.37 (95% confidence interval, range of 0.212 to 0.643) (p=0.0004), reflecting a 63% reduction in the risk of disease progression; and the hazard ratio for central lab scans is 0.586 (95% confidence interval, range of 0.358 to 0.960) (p=0.034), reflecting a 41% reduction in the risk of disease progression. Hazard ratios are an important measure of the reliability and uniformity of the data for PFS, and where the upper limit is less than one indicate that there is a significant difference between the two study groups.

We also reported that a Kaplan-Meier analysis of the trial results, which analysis describes the time it takes for tumors to progress in individual patients, showed significant improvement in subjects treated with aldoxorubicin versus subjects treated with doxorubicin. We expect to present full study results for this clinical trial later this year.

In the Phase 2b clinical trial, aldoxorubicin was found to be safe and well tolerated. All adverse events in subjects treated with aldoxorubicin were consistent with the known side effects of doxorubicin, resolved before the administration of the next dose and did not require treatment discontinuation. There were no treatment-related deaths in the aldoxorubicin group.

In the first quarter of 2014, we plan to initiate a pivotal Phase 3 trial of aldoxorubicin as a therapy for patients with STS whose tumors have progressed following treatment with chemotherapy under an SPA granted by the FDA. The Phase 3 clinical trial’s primary endpoint will be PFS. The trial also will assess overall survival, objective tumor response and safety. We expect to enroll approximately 400 patients in the trial.

We have begun patient dosing in a Phase 2 clinical trial to evaluate the preliminary efficacy and safety of aldoxorubicin in patients with unresectable glioblastoma whose tumors have progressed following prior treatment with surgery, radiation and with the drug temozolomide. The clinical trial is expected to eventually enroll approximately 28 patients at sites including the John Wayne Cancer Center in Santa Monica, California, City of Hope in Duarte, California, and the LSU Medical Center in New Orleans, Louisiana.

We have initiated a Phase 2 clinical trial evaluating the preliminary efficacy of aldoxorubicin in patients with AIDS-related Kaposi’s sarcoma, a common HIV-associated tumor. The current standard-of-care for severe dermatological and systemic Kaposi’s sarcoma is liposomal doxorubicin (Doxil); however, a significant proportion of patients exhibit minimal or no clinical response to this agent, and the drug’s toxicity often prevents continued therapy. The Phase 2 trial will enroll up to 30 patients and is being conducted at the LSU Medical Center in New Orleans, Louisiana.

In 2012, we completed a Phase 2 trial for patients with advanced pancreatic ductal adenocarcinomas who had relapsed or failed to respond to two prior regimens, one regimen containing gemcitabine (Gemzar) and the other a fluoropyrimidine such as 5-fluorouracil. No objective clinical responses were observed in 14 patients treated with native aldoxorubicin, and we are considering testing the aldoxorubicin in combination with the commonly-prescribed drug Abraxane as a second-line treatment in that indication.

Bafetinib

Bafetinib (formerly INNO-406) is an orally bioavailable, rationally-designed inhibitor of several Src kinases developed by the Japanese pharmaceutical company, Nippon Shinyaku, to overcome some of the limitations of Gleevec and other tyrosine kinase inhibitors in resistant chronic myelogenous leukemia. Bafetinib is a potent and specific inhibitor of Lyn and Fyn kinases. These kinases are reported to be involved in both solid and hematological cancers. Lyn kinase’s involvement in the B-cell signaling pathway led us to evaluate bafetinib in B-cell malignancies such as chronic lymphocytic leukemia. We hold rights to bafetinib in all territories, except in Japan.

We plan to seek a partner for any further development of bafetinib in order to focus our resources on the development of aldoxorubicin.

Tamibarotene

Tamibarotene is an orally available, synthetic retinoid, rationally designed to overcome resistance and reduce the toxic side effects of differentiation therapy with all-trans retinoic acid, a component of the current first-line treatment for acute promyelocytic leukemia, or APL.

We ceased our Phase 2b clinical trial of tamibarotene in patients with non-small-cell lung cancer after it failed to show efficacy.

Financial Condition

As of December 31, 2013, we had cash and cash equivalents of approximately $11.5 million and short-term investments of approximately $27.1 million.

Reverse Stock Split

On May 16, 2012, we effected a 1-for-7 reverse stock split of our outstanding shares of common stock and our common stock began trading on The NASDAQ Capital Market on a split-adjusted basis. All share and per share amounts in this prospectus supplement have been adjusted to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

Corporate Information

We are a Delaware corporation, incorporated in 1985. Our corporate offices are located at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, and our telephone number is (310) 826-5648. Our web site is located on the worldwide web at http://www.cytrx.com. We do not incorporate by reference into this prospectus supplement the information on, or accessible through, our website, and you should not consider it as part of this prospectus supplement.

THE OFFERING

Common Stock offered by us	11,500,000 shares of common stock

Common stock to be outstanding after this offering	42,108,392 shares of common stock

Use of proceeds	We intend to use the net proceeds of this offering to fund our clinical trials of aldoxorubicin and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. See “Use of Proceeds” on page S-18 for further information.

Risk factors	See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 8 of the accompanying prospectus for a discussion of factors you should read and consider carefully before investing in our common stock.

NASDAQ Capital Market symbol	CYTR

Except as otherwise indicated, all information in this prospectus supplement:

■	is based on 30,608,392 shares outstanding on September 30, 2013;

■	assumes no exercise by the underwriters of their option to purchase up to an additional 1,725,000 shares of our common stock;

■	excludes 3,406,881 shares of our common stock subject to options outstanding as of September 30, 2013, having a weighted-average exercise price of $4.15 per share;

■	excludes 7,595,701 shares of our common stock that have been reserved for issuance in connection with future grants under our stock option plans as of September 30, 2013;

■

excludes 8,083,181 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants as of September 30, 2013, having a weighted-average exercise price of $4.91 per share; and

■	excludes 11,500,000 shares of our common stock issued in connection with our public offering in October 2013.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all such factors. Please also see page 8 of the accompanying prospectus for additional risk factors.

Risks Associated With Our Business

We have operated at a loss and will continue to operate at a loss for the foreseeable future.

We have operated at a loss due to our ongoing expenditures for research and development of our product candidates and for general and administrative purposes and lack of significant recurring revenue. We incurred a net loss of approximately $18.0 million for the year ended December 31, 2012 and of approximately $20.3 million for the nine months ended September 30, 2013, and had an accumulated deficit as of September 30, 2013 of approximately $249.2 million. We will continue to incur losses unless and until we are able to commercialize aldoxorubicin or one or more of our other current or future product candidates. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. Because of the numerous risks and uncertainties associated with our product development efforts, we are unable to predict when we may become profitable, if at all. If we do not become profitable or are unable to maintain future profitability, the market value of our common stock will be adversely affected.

Because we have no source of significant recurring revenue, we must depend on financing to sustain our operations.

Developing products and conducting clinical trials require substantial amounts of capital. To date, we have relied primarily upon proceeds from sales of our equity securities, sales of our shares of common stock of our former RXi subsidiary and the exercise of options and warrants to generate funds needed to finance our business and operations. We will need to raise additional capital to, among other things:

■	fund our clinical trials and pursue regulatory approval of aldoxorubicin and our other existing and possible future product candidates;

■	expand our research and development activities;

■	finance our general and administrative expenses;

■	acquire or license new technologies;

■	prepare, file, prosecute, maintain, enforce and defend our patent and other proprietary rights; and

■	develop and implement sales, marketing and distribution capabilities to successfully commercialize any product for which we obtain marketing approval and choose to market ourselves.

Our revenue was $100,000 for the year ended December 31, 2012 and $200,000 for the nine months ended September 30, 2013. We will have no significant recurring revenue unless we are able to commercialize aldoxorubicin, our lead product candidate, or one of our preclinical candidates, either of which may require us to first enter into strategic arrangements with third parties.

At December 31, 2013, we had cash and cash equivalents of approximately $11.5 million and short-term investments of approximately $27.1 million. Management believes that our current cash and cash equivalents and short-term investments, together with the net proceeds of this offering, will be sufficient to fund our operations for the foreseeable future. These expectations are based upon numerous assumptions and subject to many uncertainties, and our actual experience may be significantly different from these expectations.

If we obtain marketing approval and successfully commercialize aldoxorubicin or other product candidate, we anticipate it will take a minimum of several years, and likely longer, for us to generate significant recurring revenue, and we will be dependent on future financing until such time, if ever, as we can generate significant recurring revenue. Our ability to raise capital may be adversely affected by the weak economic recovery in the United States. We have no commitments from third parties to provide us with any additional financing, and we may not be able to obtain future financing on favorable terms, or at all. Failure to obtain adequate financing would adversely affect our ability to operate as a going concern. If we raise additional funds by issuing equity securities, dilution to stockholders may result and new investors could have rights superior to holders of the shares issued in this offering. In addition, debt financing, if available, may include restrictive covenants. If adequate funds are not available to us, we may have to liquidate some or all of our assets or to delay or reduce the scope of or eliminate some portion or all of our development programs or clinical trials. We also may have to license to other companies our product candidates or technologies that we would prefer to develop and commercialize ourselves.

If we do not achieve our projected development goals in the time frames we estimate, the commercialization of our products may be delayed and our business prospects may suffer. Our financial projections also may prove to be materially inaccurate.

From time to time, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings such as the discussion in this prospectus supplement of the expected timing of certain milestones relating to our aldoxorubicin clinical development programs.

We also may disclose projected expenditures or other forecasts for future periods. These and other financial projections are based on management’s current expectations and do not contain any margin of error or cushion for any specific uncertainties, or for the uncertainties inherent in all financial forecasting.

The actual timing of milestones and actual expenditures or other financial results can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet milestones or financial projections as announced from time to time, the development and commercialization of our products may be delayed and our business prospects may suffer. The assumptions management has used to produce these projections may significantly change or prove to be inaccurate. Accordingly, you should not unduly rely on any of these financial projections.

The regulatory approval process is lengthy, time consuming and inherently unpredictable, and if our products are not successfully developed and approved by the FDA or foreign regulatory authorities, we may be forced to reduce or curtail our operations.

All of our product candidates in development must be approved by the FDA or corresponding foreign governmental agencies before they can be marketed. The process for obtaining FDA and foreign government approvals is both time-consuming and costly, with no certainty of a successful outcome. This process typically includes the conduct of extensive pre-clinical and clinical testing, including post-approval testing, which may take longer or cost more than we or our licensees, if any, anticipate, and may prove unsuccessful due to numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate.

Numerous factors could affect the timing, cost or outcome of our product development efforts, including the following:

■	difficulty in enrolling patients in conformity with required protocols or projected timelines;

■	requirements for clinical trial design imposed by the FDA;

■	unexpected adverse reactions by patients in trials;

■	difficulty in obtaining clinical supplies of the product;

■	changes in or our inability to comply with FDA or foreign governmental product testing, manufacturing or marketing requirements;

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regulatory inspections of clinical trials or manufacturing facilities, which may, among other things, require us or our manufacturers or licensees to undertake corrective action or suspend or terminate the affected clinical trials if investigators find them not to be in compliance with applicable regulatory requirements;

■	inability to generate statistically significant data confirming the safety and efficacy of the product being tested;

■	modification of the product during testing; and

■	reallocation of our limited financial and other resources to other clinical programs.

On October 1, 2013, the U.S. federal government suspended services deemed non-essential as a result of the failure by Congress to enact regular appropriations for the 2014 fiscal year. Although the impasse has been resolved until at least January 2014, if another similar or more prolonged shutdown were to occur, it could result in significant delays in the FDA’s ability to timely review and process any submissions we have filed or may file, or cause other regulatory delays affecting our development or commercial operations, which delays could have a material adverse effect on our business.

It is possible that none of the product candidates we develop will obtain the regulatory approvals necessary for us to begin selling them. The time required to obtain FDA and foreign governmental approvals is unpredictable, but often can take years following the commencement of clinical trials, depending upon the complexity of the product candidate. Any analysis we perform on data from clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Furthermore, even if we obtain regulatory approvals, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practices, or cGMPs, and good clinical practices, or cGCPs, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

■	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

■	fines, warning letters or holds on clinical trials;

■	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic partners, or suspension or revocation of product license approvals;

■	product seizure or detention, or refusal to permit the import or export of products; and

■	injunctions or the imposition of civil or criminal penalties.

The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business. We will also be subject to periodic inspections and the potential for mandatory post- approval clinical trials required by the FDA and other U.S. and foreign regulatory authorities. Any delay or failure in obtaining required approvals or to comply with post-approval regulatory requirements could have a material adverse effect on our ability to generate revenue from the particular product candidate. The failure to comply with any post-approval regulatory requirements also could result in the rescission of the related regulatory approvals or the suspension of sales of the offending product.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Our current and planned clinical trials of our lead product candidate may fail to show that it is clinically safe and effective, or that it is better than alternative treatments.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials. For example, aldoxorubicin has shown encouraging preliminary clinical results in our Phase 1b/2 clinical trial and in top-line PFS data from our Phase 2b clinical trial of aldoxorubicin as a treatment for STS; however, these conclusions may not be reproduced in future clinical trial results, including the final data from the Phase 2b clinical trial or the planned Phase 3 clinical trial testing aldoxorubicin as a treatment for STS. Accordingly, we, or any development partners, may ultimately be unable to provide the FDA with satisfactory data on clinical safety and efficacy sufficient to obtain FDA approval of aldoxorubicin for any indication.

Further, we may experience delays in clinical trials of our product candidates. We do not know whether ongoing clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

■	obtaining regulatory approval to commence a trial;

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reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

■	obtaining institutional review board approval at each clinical trial site;

■	recruiting suitable patients to participate in a trial;

■	having patients complete a trial or return for post-treatment follow-up;

■	clinical trial sites deviating from trial protocol or dropping out of a trial;

■	adding new clinical trial sites; or

■	manufacturing sufficient quantities of product candidate for use in clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we rely on third parties, such as CROs and clinical trial sites, to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the institutional review boards, or IRBs, if the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial, or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our SPA with the FDA for our pivotal study of aldoxorubicin does not guarantee marketing approval in the United States.

We have an SPA with the FDA for the pivotal trial of aldoxorubicin for the treatment of STS. The SPA means that the FDA agrees that the design and analyses proposed in a protocol are acceptable to support regulatory approval of the product candidate with respect to effectiveness of the indication studied, and will not subsequently change its perspective on these matters, unless a previously unrecognized public or animal health concern were to arise or we subsequently modify the protocol. Even under an SPA, marketing approval by the FDA is not guaranteed, because a final determination that the agreed-upon protocol satisfies a specific objective, such as the demonstration of efficacy and safety (positive benefit-risk ratio), or supports an approval decision, will be based on a complete review of all the data submitted to the FDA.

Adverse side effects or other safety risks associated with our product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could result in the delay, suspension or termination of our clinical trials by us, our collaborators, IRBs, the FDA or other regulatory authorities. If we elect or are required to delay, suspend or terminate any clinical trial of any product candidates that we develop, the commercial prospects of such product candidates will be harmed and our ability to generate product revenues from any of these product candidates will be delayed or eliminated. Any of these occurrences may harm our business, financial condition and prospects significantly.

To date, patients treated with aldoxorubicin have experienced some of the same drug-related side effects associated with doxorubicin, including myelosuppression (decreased production of blood cells by bone marrow), gastrointestinal disorders (nausea and vomiting), mucositis (inflammation of the mucous membranes lining the digestive tract, including the mouth), stomatitis (inflammation of the mouth’s soft tissue), fatigue, fever and other signs of infection associated with neutropenia (an abnormally low count of a type of white blood cells) and alopecia (hair loss). Results of our trials could reveal an unacceptable incidence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. In addition, the drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Furthermore, if we or others later identify undesirable side effects caused by the product, a number of potentially significant negative consequences could result, including:

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if our product candidates receive marketing approval, the FDA could require us to adopt a Risk Evaluation and Mitigation Strategy to ensure that the benefits of any approved product candidate outweigh its risks;

■	regulatory authorities may withdraw approvals of such product;

■	regulatory authorities may require additional warnings on the label;

■	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

■	we could be sued and held liable for harm caused to patients; and

■	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of aldoxorubicin or the particular product candidate at issue, if approved, and could significantly harm our business, results of operations and prospects.

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we and our collaborators may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have agreements with third-party CROs to monitor and manage data for our preclinical and clinical programs. We rely heavily on these parties for execution of our preclinical and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on CROs does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with cGCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for products in clinical development. Regulatory authorities enforce these cGCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these CROs fails to comply with applicable cGCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the cGCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations, and will require a large number of test subjects. Our or our CROs’ failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing preclinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for aldoxorubicin would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We rely upon third parties for the manufacture of our clinical product supplies, and we intend to rely on third parties to produce commercial supplies of any approved product candidate, and our commercialization of any product candidates, including aldoxorubicin, could be stopped, delayed or made less profitable if those third parties fail to obtain approval of the FDA, fail to provide us with sufficient quantities of drug product or fail to do so at acceptable quality levels or prices.

We do not have the facilities or expertise to manufacture supplies of aldoxorubicin or any of our other product candidates, and we lack the resources and capability to manufacture any of our product candidates on a clinical or commercial scale. Accordingly, we are dependent upon third-party manufacturers, or potential future strategic alliance partners, to manufacture these supplies. We have manufacturing supply arrangements in place with respect to a portion of the clinical supplies needed for the clinical development programs for aldoxorubicin. However, we have no supply arrangements for the commercial manufacture of this product candidate or any manufacturing supply arrangements for any other potential product candidates, and we may not be able to secure needed supply arrangements on attractive terms, or at all. Our failure to secure these arrangements as needed could have a materially adverse effect on our ability to complete the development of our products or to commercialize them.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA pursuant to inspections that will be completed after we submit our new drug application to the FDA. We do not control the manufacturing process of aldoxorubicin and are completely dependent on our contract manufacturing partners for compliance with the FDA’s requirements for manufacture of aldoxorubicin. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the FDA’s strict regulatory requirements, they will not be able to secure and/or maintain FDA approval for the manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates.

If aldoxorubicin, our lead product candidate, or our other product candidates cannot be manufactured in suitable quantities and in accordance with regulatory standards, our clinical trials, regulatory approvals and marketing efforts for such products may be delayed. Such delays could adversely affect our competitive position and our chances of generating significant recurring revenues. If any of our products that are approved for marketing cannot be manufactured at an acceptable cost, the commercial success of such product candidates may be adversely affected.

We may rely upon third parties in connection with the commercialization of our products.

The completion of the development of aldoxorubicin or our other product candidates, as well as marketing and commercialization, may require us to enter into strategic alliances or other collaborative arrangements with other pharmaceutical companies under which those companies will be responsible for one or more aspects of the eventual marketing and commercialization of our products.

Our products, if approved for marketing, may not have sufficient potential commercial value to enable us to secure strategic arrangements with suitable companies on attractive terms, or at all. If we are unable to enter into such arrangements, we may not have the financial or other resources to complete the development of any of our products and may have to sell our rights in them to a third party or abandon their development altogether.

To the extent we enter into collaborative arrangements, we will be dependent upon the timeliness and effectiveness of the development and marketing efforts of our contractual partners. If these companies do not allocate sufficient personnel and resources to these efforts or encounter difficulties in complying with applicable FDA and other regulatory requirements, we may not obtain regulatory approvals as planned, if at all, and the timing of receipt or the amount of revenue from these arrangements may be materially and adversely affected. By entering into these arrangements rather than completing the development and then marketing these products on our own, the profitability to us of these products may decline.

We may be unable to protect our intellectual property rights, which could adversely affect our ability to compete effectively.

We will be able to protect our technologies from unauthorized use by third parties only to the extent that we have rights to valid and enforceable patents or other proprietary rights that cover them. Although we have rights to patents and patent applications directed to aldoxorubicin and other product candidates, these patents and applications may not prevent third parties from developing or commercializing similar or identical technologies. In addition, our patents may be held to be invalid if challenged by third parties, and our patent applications may not result in the issuance of patents.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States and in many foreign countries. The application and enforcement of patent laws and regulations in foreign countries is even more uncertain. Accordingly, we may not be able to effectively file, protect or defend our proprietary rights on a consistent basis. Many of the patents and patent applications on which we rely were issued or filed by third parties prior to the time we acquired rights to them. The validity, enforceability and ownership of those patents and patent applications may be challenged, and if a court decides that our patents are not valid, we will not have the right to stop others from using our inventions. There is also the risk that, even if the validity of our patents is upheld, a court may refuse to stop others on the ground that their activities do not infringe our patents.

Any litigation brought by us to protect our intellectual property rights could be costly and have a material adverse effect on our operating results or financial condition, make it more difficult for us to enter into strategic alliances with third parties to develop our products, or discourage our existing licensees from continuing their development work on our potential products. If our patent coverage is insufficient to prevent third parties from developing or commercializing similar or identical technologies, the value of our assets is likely to be materially and adversely affected.

We also rely on certain proprietary trade secrets and know-how, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets and know-how are difficult to protect. Although we have taken measures to protect our unpatented trade secrets and know-how, including the use of confidentiality and invention assignment agreements with our employees, consultants and some of our contractors, it is possible that these persons may disclose our trade secrets or know-how or that our competitors may independently develop or otherwise discover our trade secrets and know-how.

If our product candidates infringe the rights of others, we could be subject to expensive litigation or be required to obtain licenses from others to develop or market them.

Our competitors or others may have patent rights that they choose to assert against us or our licensees, suppliers, customers or potential collaborators. Moreover, we may not know about patents or patent applications that our products would infringe. For example, because patent applications do not publish for at least 18 months, if at all, and can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our product candidates would infringe. In addition, if third parties file patent applications or obtain patents claiming technology also claimed by us or our licensors in issued patents or pending applications, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention. If third parties file oppositions in foreign countries, we may also have to participate in opposition proceedings in foreign tribunals to defend the patentability of our foreign patent applications.

If a third party claims that we infringe its proprietary rights, any of the following may occur:

■	we may become involved in time-consuming and expensive litigation, even if the claim is without merit;

■	we may become liable for substantial damages for past infringement if a court decides that our technology infringes a competitor’s patent;

■

a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms, if at all, or which may require us to pay substantial royalties or grant cross licenses to our patents; and

■	we may have to redesign our product candidates or technology so that it does not infringe patent rights of others, which may not be possible or commercially feasible.

If any of these events occurs, our business and prospects will suffer and the market price of our common stock will likely decline substantially.

Any products we develop may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which could have a material adverse effect on our business.

We intend to sell our products that may be approved for marketing primarily to hospitals, which generally receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare, Medicaid and other domestic and international government programs, private insurance plans and managed care programs.

We currently expect that any drugs we develop may need to be administered under the supervision of a physician. Under currently applicable law, drugs that are not usually self-administered may be eligible for coverage by the Medicare program if:

■	they are “incidental” to a physician’s services;

■	they are “reasonable and necessary” for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standard of medical practice;

■	they are not excluded as immunizations; and

■	they have been approved by the FDA.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare program covers certain individuals aged 65 or older, disabled or suffering from end-stage renal disease. The Medicaid program, which varies from state-to-state, covers certain individuals and families who have limited financial means. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Most third-party payors may deny coverage or reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to cover and reimburse for experimental procedures and devices. Furthermore, because our programs are in the early stages of development, we are unable at this time to determine their cost-effectiveness and the level or method of reimbursement. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices, and are challenging the prices charged for medical products. If the price we are able to charge for any products we develop is inadequate in light of our development and other costs, our profitability could be adversely affected.

Healthcare legislative reform measures could hinder or prevent the commercial success of our products and product candidates.

In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system that could affect our future revenues and profitability. Federal and state lawmakers regularly propose and, at times, enact legislation that results in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, in March 2010, President Obama signed one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act. It contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The Affordable Care Act, among other things, (i) increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program, extends the rebate program to individuals enrolled in Medicaid managed care organizations, and addresses new methodologies by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and for drugs that are line extension products; (ii) establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and (iii) enacts a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures.

We may also be subject to healthcare laws, regulation and enforcement and our failure to comply with those laws could adversely affect our business, operations and financial condition.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

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the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

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the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities that provide coding and billing advice to customers;

■	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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the federal physician sunshine requirements under the Affordable Care Act, which requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members;

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the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the recently enacted Affordable Care Act, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

Achieving and sustaining compliance with these laws may prove costly. In addition, any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the exclusion from participation in federal and state healthcare programs, imprisonment, or the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

We are subject to intense competition, and we may not compete successfully.

We and our strategic partners or licensees may be unable to compete successfully against our current or future competitors. STS patients are typically treated with surgery followed by radiation therapy. For patients ineligible for surgery, radiation and/or chemotherapy is the only option. Doxorubicin is the only approved drug for treating STS patients who are ineligible for surgery and is often used in combination with radiation. The National Comprehensive

Cancer Network also includes the use of ifosfamide, epirubicin, gemcitabine, dacarbazine and liposomal doxorubicin marketed in the United States as Doxil by Johnson & Johnson. GlaxoSmithKline’s Votrient was approved in the United States and Europe in 2012 for the treatment of advanced STS following prior chemotherapy. There are other approaches to treating STS in late-stage clinical development, including Threshhold Pharmaceuticals’ TH-302 and trabectedin being co-developed by Johnson and Johnson and PharmaMar.

Patients with glioblastoma multiforme, or GBM, generally undergo invasive brain surgery, although disease progression following surgery is nearly 100%. The front-line therapy for GBM following surgery is Temozolomide (Temodar®) in combination with radiation. Bevacizumab (Avastin®) has been approved for the treatment of GBM in patients failing Temodar®. Drugs in development to treat GBM include rindopepimut by Celldex Therapeutics, DCVax by Northwest Biotherapeutics, TRC105 from Tracon Pharmaceuticals, and buparlisib by Novartis. Kaposi’s sarcoma is generally treated with radiation, surgery and/or liposomal doxorubicin. Other drugs in development for Kaposi’s sarcoma include selumetinib by AstraZeneca and pomalidamide by Celgene.

Many companies, including large pharmaceutical and biotechnology firms with financial resources, research and development staffs, and facilities that may be substantially greater than those of ours or our strategic partners or licensees, are engaged in the research and development of pharmaceutical products that could compete with our potential products. To the extent that we seek to acquire, through license or otherwise, existing or potential new products, we will be competing with numerous other companies, many of which will have substantially greater financial resources, large acquisition and research and development staffs that may give those companies a competitive advantage over us in identifying and evaluating these drug acquisition opportunities. Any products that we acquire will be competing with products marketed by companies that in many cases will have substantially greater marketing resources than we have. The industry is characterized by rapid technological advances and competitors may develop their products more rapidly and such products may be more effective than those currently under development or that may be developed in the future by our strategic partners or licensees. Competitive products for a number of the disease indications that we have targeted are currently being marketed by other parties, and additional competitive products are under development and may also include products currently under development that we are not aware of or products that may be developed in the future.

As a result, these competitors may:

■	succeed in developing competitive products sooner than us or our strategic partners or licensees;

■	obtain FDA or foreign governmental approvals for their products before we can obtain approval of any of our products;

■	obtain patents that block or otherwise inhibit the development and commercialization of our product candidate candidates;

■	develop products that are safer or more effective than our products;

■	devote greater resources than us to marketing or selling products;

■	introduce or adapt more quickly than us to new technologies and other scientific advances;

■	introduce products that render our products obsolete;

■	withstand price competition more successfully than us or our strategic partners or licensees;

■	negotiate third-party strategic alliances or licensing arrangements more effectively than us; and

■	take better advantage than us of other opportunities.

We will be required to pay substantial milestone and other payments relating to the commercialization of our products.

The agreement relating to our worldwide rights to aldoxorubicin provides for our payment of an aggregate of $7.5 million upon meeting specified clinical and regulatory milestones up to and including the product’s second, final marketing approval. We also will be obliged to pay:

■	commercially reasonable royalties based on a percentage of net sales (as defined in the agreement);

■	a percentage of non-royalty sub-licensing income (as defined in the agreement); and

■	milestones of $1,000,000 for each additional final marketing approval that we might obtain.

The agreements under which we have North American and European rights to tamibarotene provide for our payment of royalties based on net sales of any products, as well as aggregate payments of ¥ 490 million for North America and ¥ 480 million for Europe upon meeting specified clinical, regulatory and sales milestones up to and including the first commercial sale of tamibarotene for the treatment of acute promyelocytic leukemia.

Our agreement relating to our worldwide (except Japan) rights to bafetinib provides for our payment of an aggregate of $13.35 million (including $5 million upon the product’s initial final marketing approval) upon the achievement of specified clinical and regulatory milestones up to and including approvals in the United States and Europe. We also will be obliged to pay:

■	commercially reasonable royalties based on a percentage of net sales (as defined in the agreement), dependent on reaching certain revenue thresholds;

■	annual minimum payments if sales of bafetinib do not meet specified levels; and

■	a percentage of non-royalty sub-licensing income (as defined in the agreement).

If we are required to pay any third party in order to exercise our rights under the agreement, we will deduct a percentage of those payments from the royalties due under the agreement, up to an agreed-upon cap.

Under the merger agreement by which we acquired Innovive, we agreed to pay the former Innovive stockholders a total of up to approximately $18.3 million of future earnout merger consideration, subject to our achievement of specified net sales under the Innovive license agreements. The earnout merger consideration, if any, will be payable in shares of our common stock, subject to specified conditions, or, at our election, in cash or by a combination of shares of our common stock and cash. Our common stock will be valued for purposes of any future earnout merger consideration based upon the trading price of our common stock at the time the earnout merger consideration is paid.

We are subject to potential liabilities from clinical testing and future product liability claims.

If any of our products are alleged to be defective, they may expose us to claims for personal injury by patients in clinical trials of our products or, if we obtain marketing approval and commercialize our products, by patients using our commercially marketed products. Even if one or more of our products is approved by the FDA, users may claim that such products caused unintended adverse effects. We maintain clinical trial insurance for our ongoing clinical trials, and we plan to seek to obtain similar insurance for any other clinical trials that we conduct. We also would seek to obtain product liability insurance covering the commercial marketing of our product candidates. We may not be able to obtain additional insurance, however, and any insurance obtained by us may prove inadequate in the event of a claim against us. Any claims asserted against us also may divert management’s attention from our operations, and we may have to incur substantial costs to defend such claims even if they are unsuccessful.

We may be unable to successfully acquire additional technologies or products. If we require additional technologies or products, our product development plans may change and the ownership interests of our shareholders could be diluted.

We may seek to acquire additional technologies by licensing or purchasing such technologies, or through a merger or acquisition of one or more companies that own such technologies. We have no current understanding or agreement to acquire any technologies, however, and we may not be able to identify or successfully acquire any additional technologies. We also may seek to acquire products from third parties that already are being marketed or have been approved for marketing, although we have not currently identified any of these products. We do not have any prior experience in acquiring or marketing products approved for marketing and may need to find third parties to market any products that we might acquire.

We have focused our product development efforts on our oncology drug candidates, which we believe have the greatest revenue potential. If we acquire additional technologies or product candidates, we may determine to make further changes to our product development plans and business strategy to capitalize on opportunities presented by the new technologies and product candidates.

We may determine to issue shares of our common stock to acquire additional technologies or products or in connection with a merger or acquisition of another company. To the extent we do so, the ownership interest of our stockholders will be diluted accordingly.

We are conducting certain of our clinical trials in foreign countries, which exposes us to additional risks.

We are conducting international clinical development of aldoxorubicin. The conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

■	foreign regulatory requirements that could restrict or limit our ability to conduct our clinical trials;

■	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

■	foreign exchange fluctuations;

■	diminished protection of intellectual property in some countries; and

■	possible nationalization and expropriation.

In addition, there may be changes to our business and political position if there is instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease, which could seriously harm the development of our current operating strategy.

In the event of a dispute regarding our international clinical trials, it may be necessary for us to resolve the dispute in the foreign country of dispute, where we would be faced with unfamiliar laws and procedures.

The resolution of disputes in foreign countries can be costly and time consuming, similar to the situation in the United States. However, in a foreign country, we face the additional burden of understanding unfamiliar laws and procedures. We may not be entitled to a jury trial, as we might be in the United States. Further, to litigate in any foreign country, we would be faced with the necessity of hiring lawyers and other professionals who are familiar with the foreign laws. For these reasons, we may incur unforeseen expenses if we are forced to resolve a dispute in a foreign country.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes (such as research and development tax credits) to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. If it is determined that we have in the past experienced an ownership change, or if we experience one or more ownership changes as a result of this offering or future transactions in our stock, we may be limited in our ability to use our net operating loss carryforwards and other tax assets to reduce taxes owed on the net taxable income that we earn. Any such limitations on the ability to use our net operating loss carryforwards and other tax assets could potentially result in increased future tax liability to us.

Risks Associated With This Offering And Our Common Stock

Our management will have broad discretion as to the use of the proceeds of this offering.

We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

You will experience immediate and substantial dilution in the net tangible book value per share of the stock you purchase.

Since the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $6.50 per share, and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $4.58 per share in the net tangible book value of the common stock. See “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock, preferred stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

We may experience volatility in our stock price, which may adversely affect the trading price of our common stock.

The market price of our common stock has ranged from a low of $1.83 to a high of $8.24 per share from January 1, 2013 through January 29, 2014, and it may continue to experience significant volatility from time to time. Factors that may affect the market price of our common stock include the following:

■	announcements of interim or final results of our clinical trials;

■	announcements of regulatory developments or technological innovations by us or our competitors;

■	changes in our relationship with our licensors and other strategic partners;

■	our quarterly operating results;

■	litigation involving or affecting us;

■	shortfalls in our actual financial results compared to our guidance or the forecasts of stock market analysts;

■	developments in patent or other technology ownership rights;

■	acquisitions or strategic alliances by us or our competitors;

■	public concern regarding the safety of our products; and

■	government regulation of drug pricing.

Our outstanding options and warrants and the availability for resale of the underlying shares may adversely affect the trading price of our common stock.

As of December 31, 2013, there were outstanding stock options to purchase approximately 6.4 million shares of our common stock at a weighted-average exercise price of $3.11 per share and outstanding warrants to purchase approximately 8.3 million shares of common stock at a weighted-average exercise price of $4.86 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants will also dilute the ownership interests of our existing stockholders.

We have registered with the SEC the resale by the holders of all or substantially all shares of our common stock issuable upon exercise of our outstanding options and warrants. The availability of these shares for public resale, as well as any actual resales of these shares, could adversely affect the trading price of our common stock.

Our anti-takeover measures may make it more difficult to change our management, or may discourage others from acquiring us, and thereby adversely affect stockholder value.

We have a stockholder rights plan and provisions in our restated by-laws, as amended, that are intended to protect our stockholders’ interests by encouraging anyone seeking control of our company to negotiate with our board of directors. These provisions may discourage or prevent a person or group from acquiring us without the approval of our board of directors, even if the acquisition would be beneficial to our stockholders.

We have a classified board of directors, which means that at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of our board of directors. This applies to every election of directors, not just an election occurring after a change in control. The classification of our board increases the amount of time it takes to change majority control of our board of directors and may cause potential acquirers to lose interest in a potential purchase of us, regardless of whether our purchase would be beneficial to us or our stockholders. The additional time and cost to change a majority of the members of our board of directors makes it more difficult and may discourage our existing stockholders from seeking to change our existing management in order to change the strategic direction or operational performance of our company.

Our by-laws provide that directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause. Our bylaws also provide that a stockholder must give us at least 120 days notice of a proposal or director nomination that such stockholder desires to present at any annual meeting or special meeting of stockholders. Such provision prevents a stockholder from making a proposal or director nomination at a stockholder meeting without us having advance notice of that proposal or director nomination. This could make a change in control more difficult by providing our directors with more time to prepare an opposition to a proposed change in control. By making it more difficult to remove or install new directors, these bylaw provisions may also make our existing management less responsive to the views of our stockholders with respect to our operations and other issues such as management selection and management compensation.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which may also prevent or delay a takeover of us that may be beneficial to our stockholders.

Our restated by-laws, as amended, designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our restated by-laws, as amended, provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim that is governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our by-laws. This choice-of-forum provision may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our by-laws inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

We are authorized to issue shares of preferred stock in one or more series. Our board of directors may determine the terms of future preferred stock offerings without further action by our stockholders. If we issue preferred stock, it could affect your rights or reduce the value of our outstanding common stock. In particular, specific rights granted to future holders of preferred stock may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, sinking fund provisions, and restrictions on our ability to merge with or sell our assets to a third party.

We do not expect to pay any cash dividends on our common stock.

We have not declared or paid any cash dividends on our common stock or other securities, and we currently do not anticipate paying any cash dividends in the foreseeable future. Because we do not anticipate paying cash dividends for the foreseeable future, our stockholders will not realize a return on their investment in our common stock except to the extent of any appreciation in the value of our common stock. Our common stock may not appreciate in value, or may decline in value.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $70.0 million (or approximately $80.5 million if the underwriters exercise their option to purchase additional shares of common stock in full).

We intend to use the net proceeds of this offering to fund our clinical trials of aldoxorubicin and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. We also may use a portion of the net proceeds to acquire additional product candidates or complementary assets or businesses, although we have no understandings or commitments to do so. As of the date of this prospectus supplement, we cannot specify with certainty the particular uses of the proceeds from this offering. As a result, our management will retain broad discretion in the allocation and use of the net proceeds from this offering. Pending their use as described above, we intend to invest the net proceeds of this offering in high-quality, short-term, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013:

■	on an actual basis; and

■

on an as adjusted basis to give effect to the issuance of 11,500,000 shares of our common stock, at the public offering price of $6.50 per share, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, assuming no exercise of the underwriters’ option to purchase additional shares.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and accompanying prospectus. See “Summary—The Offering” for information relating to the expected number of shares of our common stock to be outstanding after this offering.

	AS OF SEPTEMBER 30, 2013
(unaudited) (in thousands, except share data)	ACTUAL	AS ADJUSTED
Cash and cash equivalents	$6,036	$76,031
Short-term investments	17,000	17,000
Total assets	24,467	94,462
Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 authorized shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock: $0.001 par value; 250,000,000 shares authorized; 30,608,392 shares issued and outstanding, actual; 42,108,392 shares issued and outstanding, as adjusted	31	42
Additional paid-in capital	262,656	332,639
Treasury stock, at cost (132,980 shares)	(2,373)	(2,373)
Accumulated deficit	(249,171)	(249,171)

Total stockholders’ equity	11,142	81,137

Total liabilities and stockholders’ equity	$24,467	$94,462

DILUTION

Purchasers of common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible book value as of September 30, 2013 was approximately $0.36 per share of our common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2013.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of 11.5 million shares of common stock in this offering at a public offering price of $6.50 per share, and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2013 would have been approximately $1.92 per share of common stock. This represents an immediate increase in net tangible book value of $1.56 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $4.58 per share of common stock to investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share		$6.50
Net tangible book value per share as of September 30, 2013	$0.36
Increase per share attributable to this offering	$1.56

As adjusted net tangible book value per share as of September 30, 2013 after this offering		$1.92

Dilution per share to new investors participating in this offering		$4.58

The above table is based on 30,608,392 shares of common stock outstanding as of September 30, 2013, and excludes:

■	3,406,881 shares of our common stock subject to options outstanding as of September 30, 2013, having a weighted-average exercise price of $4.15 per share;

■	7,595,701 shares of our common stock that have been reserved for issuance in connection with future grants under our stock option plans as of September 30, 2013;

■

8,083,181 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants as of September 30, 2013, having a weighted-average exercise price of $4.91 per share; and

■	11,500,000 shares of our common stock issued in connection with our public offering in October 2013.

If the underwriters exercise in full their option to purchase 1,725,000 shares of common stock at the public offering price of $6.50 share, less the underwriting discounts and commissions, the as adjusted net tangible book value after this offering would be $2.09 share, representing an increase in net tangible book value of $1.73 share to existing stockholders and immediate dilution in net tangible book value of $4.41 per share to purchasers in this offering at the public offering price.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there may be further dilution to purchasers of common stock in this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

■	U.S. expatriates and certain former citizens or long-term residents of the United States;

■	persons subject to the alternative minimum tax;

■	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

■	banks, insurance companies, and other financial institutions;

■	real estate investment trusts or regulated investment companies;

■	brokers, dealers or traders in securities;

■	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

■	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

■	tax-exempt organizations or governmental organizations;

■	persons deemed to sell our common stock under the constructive sale provisions of the Code;

■	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

■	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

■	an individual who is a citizen or resident of the United States;

■	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

■	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

■

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Distributions

As described in the section entitled “Dividend Policy” in this prospectus, we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or other taxable disposition of our common stock.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

■

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

■	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

■	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such stock.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

A non-U.S. holder generally will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. person status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding these withholding provisions.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated January 31, 2014, between us and Jefferies LLC, as the representative of the underwriters named below and the sole book-running manager of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC	8,050,000
Oppenheimer & Co. Inc.	1,150,000
Aegis Capital Corp	1,150,000
H.C. Wainwright & Co., LLC	1,150,000

Total	11,500,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.234 per share of common stock. After the offering, the initial public offering price and concession to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$6.50	$6.50	$74,750,000	$85,962,500
Underwriting discounts and commissions paid by us	$0.39	$0.39	$4,485,000	$5,157,750
Proceeds to us, before expenses	$6.11	$6.11	$70,265,000	$80,804,750

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $270,000. We have also agreed to reimburse the underwriters for certain expenses, including up to an aggregate of $10,000 in connection with the clearance of this offering with the Financial Industry Regulatory Authority, as set forth in the underwriting agreement.

Listing

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “CYTR.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,725,000 shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We and each of our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

■

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

■

otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

■	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus supplement. However, subject to certain exceptions, in the event that either:

■	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

■	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

■	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies LLC waives, in writing, such an extension.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may they be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by TroyGould PC, Los Angeles, California. TroyGould PC owns 10,000 shares of our common stock as of the date of this prospectus supplement. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Information on our website is not incorporated into this prospectus supplement and is not a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement and the accompanying prospectus. Any statement in a document we incorporate by reference into this prospectus supplement or the accompanying prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement or the accompanying prospectus, as applicable, except as modified or superseded.

We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

■	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 11, 2013;

■

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 9, 2013, August 6, 2013 and October 29, 2013, respectively;

■	our Current Reports on Form 8-K, filed with the SEC on January 3, 2013, July 16, 2013, October 9, 2013, December 11, 2013, January 6, 2014, January 30, 2014 and January 31, 2013, respectively;

■

the description of our securities as described in our Registration Statement on Form 8-A filed under the Exchange Act on March 17, 1987 (File No. 0-15327), and any amendment or report filed for the purpose of updating any such description; and

■

the description of our Series A Junior Participating Preferred Stock Purchase Rights as described in our Registration Statement on Form 8-A filed under the Exchange Act on April 17, 1997 (File No. 000-15327), and any amendment or report filed for the purpose of updating any such descriptions.

We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K).

Statements made in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement but not delivered with the prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus supplement). Requests should be directed to:

CytRx Corporation

11726 San Vicente Blvd.

Suite 650

Los Angeles, California 90049

Attention: Corporate Secretary

(310) 826-5648

PROSPECTUS

$100,000,000

We may offer and sell from time to time up to $100,000,000 in the aggregate of shares of our common stock, shares of our preferred stock and warrants in amounts, at prices and on terms that we will decide at the time of the offering. These securities may be offered and sold separately, together or as units with other securities. Each share of our common stock to be offered and sold is accompanied by one Series A Junior Participating Preferred Stock Purchase Right that trades with our common stock.

We will provide the specific terms of these offers and sales in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplement carefully before you invest. We may offer securities directly to investors or through agents, underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names and any applicable purchase prices, fees, commissions or discount arrangements will be set forth in the prospectus supplement.

Our common stock is traded on The Nasdaq Capital Market under the symbol “CYTR.” On December 5, 2012, the last sale price of our common stock as reported on The NASDAQ Capital Market was $2.00.

An investment in our securities involves significant risks. Before purchasing any securities, you should consider carefully the risks referred to under “Risk Factors” on page 8 in this prospectus and in the prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 21, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement utilizing the “shelf registration” process that we filed with the Securities and Exchange Commission, or the “SEC,” to permit us to offer and sell the securities described in this prospectus in one or more transactions. The plan of distribution of the securities is described in this prospectus under the heading “Plan of Distribution.”

As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

This prospectus provides you with a general description of the securities we may offer. Each time securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with additional information described in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in the prospectus supplement, including any information incorporated by reference. For more details on information incorporated herein by reference, you should review the discussion contained under the heading “Incorporation of Certain Documents by Reference.” We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and in the prospectus supplement. We are offering the securities only in jurisdictions where offers are permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate at any date other than the date indicated on the cover page of these documents.

In this prospectus, we sometimes refer to CytRx Corporation as “CytRx,” to our former subsidiary, RXi Pharmaceuticals Corporation, as “RXi,” and to Innovive Pharmaceuticals, Inc., which we acquired in September 2008 and merged into CytRx in December 2008, as “Innovive.” References in this prospectus and the prospectus supplement to “we,” “us,” “our” or the “company” refer to CytRx, alone, unless otherwise indicated.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or in the prospectus supplement may include forward-looking statements that reflect our current views with respect to our research and development activities, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and the biotechnology sector, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors set forth under the caption “Risk Factors” in this prospectus and in any prospectus supplement and under the captions “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Controls and Procedures” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and the prospectus supplement. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any securities, you should consider carefully all of the factors set forth or referred to in this prospectus and in the prospectus supplement that could cause actual results to differ.

ABOUT CYTRX

Overview

We are a biopharmaceutical research and development company specializing in oncology. Our oncology pipeline includes two programs in clinical development for cancer indications: aldoxorubicin (formerly known as INNO-206) and tamibarotene. With our tumor-targeted doxorubicin conjugate aldoxorubicin, we have initiated an international Phase 2b clinical trial as a treatment for STS, completed a Phase 1b/2 clinical trial primarily in the same indication and recently initiated a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors, a Phase 2 trial for patients with advanced pancreatic ductal adenocarcinomas and a Phase 1b study of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors. We held a positive meeting with the Food and Drug Administration (“FDA”) to discuss a potential Phase 3 pivotal trial as a therapy for patients with STS whose tumors have progressed following treatment with chemotherapy, and are planning to submit a special protocol assessment with respect to that potential trial. Tamibarotene is being tested in a double-blind, placebo-controlled, international Phase 2b clinical trial in patients with non-small-cell lung cancer, and is in a Phase 2 clinical trial as a treatment for acute promyelocytic leukemia (“APL”). We completed our evaluation of a third drug candidate, bafetinib, in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (“B-CLL”), and plan to seek a partner for further development of bafetinib.

Our Product Candidate Pipeline

The following table summarizes our product candidates and their current or impending stages of development:

TECHNOLOGY	PRODUCT CANDIDATE	INDICATION(S)	STAGE OF DEVELOPMENT
Doxorubicin conjugate	Aldoxorubicin	STS	Phase 2b
		In combination with doxorubicin in patients with advanced solid tumors	Phase 1b
		Advanced pancreatic ductal adenocarcinomas	Phase 2

Synthetic retinoid	Tamibarotene	NSCLC (non-small-cell lung cancer)	Phase 2b
		APL (acute promyelocytic leukemia)	Phase 2b

Tyrosine kinase inhibitor	Bafetinib	B-CLL (B-cell chronic lymphocytic leukemia)	Phase 2 complete

Our Clinical Development Programs

Our current clinical development programs are discussed below.

Aldoxorubicin

Aldoxorubicin (formerly INNO-206) is a tumor-targeted conjugate of the commonly prescribed chemotherapeutic agent doxorubicin. Specifically, it is the (6-Maleimidocaproyl) hydrazone of doxorubicin. Essentially, this chemical is doxorubicin (DOXO) attached to an acid sensitive linker known as EMCH.

Aldoxorubicin for the Treatment of Cancer. Anthracyclines are a class of drugs that are among the most commonly used agents in the treatment of cancer. Doxorubicin, the first anthracycline to gain FDA approval, has demonstrated efficacy in a wide variety of cancers including breast cancer, lung cancer, sarcomas, and lymphomas. However, due to the uptake of doxorubicin by various parts of the body, it is associated with side effects such as cumulative cardiotoxicity, myelosuppression (decreased production of blood cells by bone marrow), gastrointestinal disorders, mucositis (inflammation of the mucous membranes lining the digestive tract, including the mouth), stomatitis (inflammation of the mouth’s soft tissue), and extravasation (the leakage of intravenous drugs from the vein into the surrounding tissue).

We believe aldoxorubicin has attributes that may improve on native doxorubicin, including the potential to reduce adverse events and improve efficacy and the ability to target the tumor more accurately than native doxorubicin.

Our anticipated mechanism of action for aldoxorubicin is as follows:

■	after administration, aldoxorubicin rapidly binds circulating albumin through the EMCH linker;

■	circulating albumin preferentially accumulates in tumors, bypassing concentration in other non-tumor sites, including the heart, liver and the gastrointestinal tract;

■	once albumin-bound aldoxorubicin reaches the tumor, the acidic environment of the tumor causes cleavage of the acid sensitive linker; and

■	free doxorubicin is released at the site of the tumor and is taken up by the cancer cells.

Pre-clinical data. In a variety of preclinical models, aldoxorubicin was superior to doxorubicin at equitoxic doses in its ability to allow an increase in the total doxorubicin dose, its antitumor efficacy, and its safety, including a reduction in cardiotoxicity. Animal studies conducted by aldoxorubicin inventor Dr. Felix Kratz, Department of Medical Oncology, Clinical Research, at the Tumor Biology Center in Freiburg, Germany, demonstrated statistically significant efficacy compared to either placebo or native doxorubicin against breast, ovarian, pancreatic and small cell lung cancers growing in immunodeficient mice.

Clinical data. A Phase 1 study of aldoxorubicin that demonstrated safety and objective clinical responses in several tumor types was completed in 2005 and presented at the March 2006 Krebskongress meeting in Berlin. In this study, doses were administered every three weeks at up to six times the standard dose of doxorubicin without an increase in side effects over those historically observed with native doxorubicin. Twenty-three of 35 evaluable patients had either an objective clinical (partial) response or stable disease. Objective clinical responses were observed in patients with sarcoma, breast, and small cell lung cancers.

We completed a Phase 1b/2 clinical trial with aldoxorubicin in patients with advanced solid tumors and presented favorable data at the American Society for Clinical Oncology Meeting in June, 2012. In that Phase 1b/2 clinical trial, clinical benefit (defined as partial response or stable disease of more than four months following up to eight cycles of treatment) with aldoxorubicin at the maximum tolerated dose was shown in 10 of 13 (76.9%) evaluable patients with relapsed or refractory STS.

In addition, best response for the 13 evaluable STS trial subjects included the following: five (38.5%) achieved partial response, as defined as tumor shrinkage of more than 30%; seven (53.8%) showed prolonged stable disease (defined as tumor shrinkage <30% from baseline or tumor growth <20% from the nadir); eight (61.5%) had tumor shrinkage; and five of eight patients (62.5%) who demonstrated either partial responses or prolonged stable disease after treatment with aldoxorubicin had been previously treated with doxorubicin and had failed to respond. There were no observed cardiac toxicities and no drug-related patient deaths. The most common adverse event, neutropenia, also observed with doxorubicin treatment, resolved prior to the start of the next treatment. Median estimated progression-free survival for advanced STS patients in the trial was 6.4 months with a range of 1.0 to more than 10.7 months.

Development Plan. In December 2011, we initiated our international Phase 2b clinical trial to evaluate the preliminary efficacy and safety of aldoxorubicin as a first-line therapy in patients with advanced STS who are ineligible for surgery. The Phase 2b clinical trial will provide the first direct clinical trial comparison of aldoxorubicin with native doxorubicin, the only approved chemotherapy agent for the treatment of STS, which is dose-limited due to toxicity, as a first-line therapy.

The Phase 2b clinical trial with aldoxorubicin in patients with STS is an international trial under the direction of world-renowned expert in STS treatment Sant P. Chawla, M.D., F.R.A.C.P., Director of the Sarcoma Oncology Center in Santa Monica, California. Dr. Chawla also is acting as principal investigator for our ongoing Phase 1b/2 clinical trial with aldoxorubicin.

The Phase 2b clinical trial’s primary objectives are to measure the progression-free survival, tumor response and overall survival of patients with advanced STS treated with aldoxorubicin. This clinical trial also will assess the safety of aldoxorubicin compared to doxorubicin in this patient population through a number of indicators, including the frequency and severity of adverse events. The open-label trial will enroll 105 patients with metastatic, locally advanced or unresectable STS at approximately 30 study centers in the United States, Hungary, Romania, Ukraine, Russia, India and Australia.

In addition, we have initiated a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors, a Phase 2 trial for patients with advanced pancreatic ductal adenocarcinomas and a Phase 1b study of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors.

We recently held a positive meeting with the Food and Drug Administration (“FDA”) to discuss a potential Phase 3 pivotal trial as a therapy for patients with STS whose tumors have progressed following treatment with chemotherapy, and plan to submit a special protocol assessment with respect to that potential trial.

Tamibarotene

Tamibarotene is an orally available, synthetic retinoid rationally designed to overcome resistance and reduce the toxic side effects of differentiation therapy with all-trans retinoic acid, or “ATRA,” a component of the current first-line treatment for APL.

Tamibarotene for the treatment of NSCLC. More than 220,000 new cases of lung cancer occur in the United States each year, and more than 1.5 million occur annually worldwide. Deaths due to lung cancer account for the majority of cancer-related deaths and the five-year survival ranges between 8% and 15%. Non-small cell-lung cancer, or NSCLC, accounts for approximately 85% of all lung cancers, with the subsets adenocarcinoma representing 35% to 40%, squamous cell carcinoma accounting for 25% to 30% and large cell carcinoma accounting for 10% to 15%.

A Phase 2 clinical trial of 107 patients conducted by Arrieta et al. and published in the peer-reviewed Journal of Clinical Oncology (2010; 28: 3463-3471) compared ATRA added to a regimen of paclitaxel plus cisplatin to a regimen of paclitaxel plus cisplatin alone as a treatment for patients with advanced NSCLC. The group administered ATRA plus the chemotherapy agents showed improved response rates of 55.8% versus 25.4%, and increased progression-free survival of 8.9 months versus 6.0 months. Median overall survival was increased from 9.5 months to 23.5 months when ATRA was added to the above chemotherapy regimen, representing a 14-month median extension of life.

Tamibarotene was developed to overcome resistance to ATRA. In vitro, tamibarotene is approximately ten times more potent than ATRA, and tamibarotene has a lower affinity for cellular retinoic acid binding protein, or CRABP, which we believe should allow increased cellular exposure after administration. This may enhance tamibarotene’s potential efficacy, because patients may be able to experience benefits from the drug for a more prolonged period. Tamibarotene does not bind the RAR-☐ receptor, the major retinoic acid receptor in the dermal epithelium, which should lessen the occurrence of skin toxicities.

Development Plan. We have initiated an international, randomized Phase 2b clinical trial, in which patients with stage IIIB (with pleural effusions, or fluid in the chest cavity) or stage IV NSCLC will be treated with up to six cycles of paclitaxel plus carboplatin and either tamibarotene or placebo. The primary objective of the clinical trial is to determine the objective response rate (complete and partial responses) and progression-free survival. Secondarily, the study will evaluate overall survival, quality-of-life and the pharmacokinetics of tamibarotene in this population. The clinical trial, which is expected to enroll approximately 140 patients, is being conducted in several clinical sites in the United States, Mexico, Eastern Europe and India.

Tamibarotene for the treatment of APL. Acute promyelocytic leukemia, or APL, is a specific type of acute myeloid leukemia characterized by the t(15;17) translocation, which fuses the promyelocytic leukemia, or PML, gene on chromosome 15 to the retinoic acid receptor, or “RARa,” gene on chromosome 17. This fusion causes abnormal cell growth.

Differentiation therapy with ATRA is the basis for the treatment of APL. Differentiation therapy causes leukemic promyelocytes to mature and undergo cell death. Patients typically receive ATRA in combination with chemotherapy as the initial therapy, followed by anthracycline-based consolidation therapy designed to produce complete remission. The majority of patients treated this way experience a complete remission of disease. Current National

Comprehensive Cancer Network guidelines recommend that patients then undergo one to two years of maintenance therapy with ATRA to prevent a recurrence. ATRA therapy is associated with several toxicities, the most serious of which is retinoic acid syndrome, or RAS. RAS, which occurs in up to 25% of patients treated with ATRA, is a serious and potentially fatal complication characterized by fever, dyspnea (breathing difficulties), weight gain, pulmonary infiltrates (abnormal accumulation in the lungs), and pleural or pericardial effusions (excess fluid around the lungs or heart).

Patients that initially respond to front-line therapy with ATRA plus chemotherapy sometimes relapse, and some of these patients fail to respond to a second course of treatment with ATRA. Currently, patients who fail ATRA-based therapy are treated with arsenic trioxide, a compound administered intravenously and associated with significant toxicity, including irregular heartbeat. There currently is no standard of care for patients who do not respond to ATRA and arsenic trioxide, or who respond but subsequently relapse. In 2007, the FDA granted Orphan Drug Designation and Fast Track Designation for the use of tamibarotene in patients with APL who relapse after treatment with ATRA and chemotherapy, then ATRA plus arsenic trioxide.

Pre-clinical data. In preclinical models, tamibarotene was superior to ATRA in its ability to cause APL cells to differentiate and die. In the clinical setting, in vitro response to tamibarotene appeared predictive of clinical response, including activity in patients who had a poor response to ATRA.

Clinical data. Tamibarotene is approved in Japan under the brand name Amnolake for use in relapsed or refractory APL. The approval was based on data from two studies in Japanese patients. In the pivotal study, the effectiveness of orally administered tamibarotene was administered to 42 patients with APL, 39 of whom were evaluable for response. Patients included individuals who had never received treatment for APL and patients who had been previously treated with ATRA. Tamibarotene was administered orally at a dose of 6 mg/m2/day for eight weeks. The overall complete response rate in these patients was 61.5%. In patients who had a recurrence of APL following ATRA therapy, the response rate was 81%. RAS was reported in three patients, or 7.3% of the patient group.

Development Plan. Although there is currently a Special Protocol Assessment (“SPA”) in place with the FDA for a Phase 2 registration clinical trial, known as STAR-1, to evaluate the efficacy and safety of tamibarotene as a third-line treatment for APL, there are currently no open sites and we are not enrolling patients in the trial. We have reported that, of the 11 patients previously enrolled in the STAR-1 trial, three (27%) achieved a hematologic complete response and four (36%) a morphologic leukemia-free state, and that a patient with a rare form of APL called sarcomatous acute promyelocytic leukemia, or chloromas, had a complete response to treatment with tamibarotene which has been ongoing for more than two years.

Bafetinib

Bafetinib (formerly INNO-406) is an orally bioavailable, rationally designed inhibitor of several Src kinases developed by the Japanese pharmaceutical company Nippon Shinyaku to overcome some of the limitations of Gleevec and other tyrosine kinase inhibitors in resistant chronic myelogenous leukemia, or CML. In addition to its Bcr-Abl inhibitory properties, bafetinib is a potent and specific inhibitor of Lyn and Fyn kinases. These kinases are reported to be involved in both solid and hematological cancers. Lyn kinase’s involvement in the B-cell signaling pathway led us to evaluate bafetinib in B-cell malignancies such as chronic lymphocytic leukemia (“CLL”). We hold rights to bafetinib in all territories except Japan.

Phase 1 Study. In November 2008, we announced that bafetinib demonstrated clinical responses in patients with CML in a Phase 1 clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec and, in some cases, second-line tyrosine kinase inhibitors such as dasatinib (Sprycel®) and nilotinib (Tasigna®). The clinical trial was designed to identify the optimal dose for possible future studies by escalating doses from 30 mg once per day to up to 480 mg twice per day in a total of 56 patients with Ph+ leukemias. Of the patients, 31 had CML in chronic phase (CML-CP), nine were in accelerated phase (CML-AP), seven were in blast phase (CML-BP), and nine had Ph+ acute lymphocytic leukemia. The clinical trial was conducted at seven clinical sites in the United States, Germany, and Israel, with Hagop Kantarjian, M.D., Professor & Chairman, Department of Leukemia, The University of Texas, M.D. Anderson Cancer Center, serving as the Principal Investigator. In the 31 patients with CMP-CP, a major cytogenetic response rate of 19.4% was seen.

The maximum tolerated dose was determined to be 240-360 mg given twice per day, based on evidence of increasing potential liver toxicity at higher doses. Common adverse events (observed in greater than 20% of patients in the 240 mg twice per day dose group) were gastrointestinal toxicity, swelling, and fatigue. There was no evidence of fluid accumulating around the lungs, or significant changes in a certain heart rhythm called QTc prolongation, which are serious side effects known to occur in patients treated with approved drugs for this indication. Approximately 13% of patients across all dose groups discontinued dosing due to unacceptable toxicity.

Bafetinib for B-CLL. B-cell chronic lymphocytic leukemia, or B-CLL, is the most common form of leukemia in adults in Western countries. More than 16,000 new cases of B-CLL are reported in the United States alone each year; however, up to an estimated 40% of cases may not be reported due to under-diagnosis and lack of placement in cancer registries. Virtually all patients are older than 55 years at presentation, with an average age of 70 years. Patients in the high-risk B-CLL classification have a median overall survival period of one to five years.

Our Phase 2 proof-of-concept clinical trial to evaluate the preliminary efficacy and safety of its oncology drug candidate bafetinib in patients with high-risk B-cell chronic lymphocytic leukemia (B-CLL) was initiated in May 2010. In that clinical trial, high-risk B-CLL patients who had failed treatment with first-line agents were self-administered oral doses of bafetinib twice daily. We have announced that results from that clinical trial demonstrated bafetinib’s clinical activity and preliminary safety in patients with relapsed or refractory B-CLL.

We plan to seek a partner for any further development of bafetinib.

Corporate Information

We are a Delaware corporation, incorporated in 1985. Our corporate offices are located at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, and our telephone number is (310) 826-5648. Our web site is located on the worldwide web at http://www.cytrx.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our financial statements and related notes. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all such factors.

Risks Associated With Our Business and Industry

We have operated at a loss and will likely continue to operate at a loss for the foreseeable future.

We have operated at a loss due to our ongoing expenditures for research and development of our product candidates and for general and administrative purposes and lack of significant recurring revenue. We incurred a net loss of $14.4 million for the year ended December 31, 2011, a net profit of $0.4 million attributable to a gain from the sale of RXi shares and other marketable securities for the year ended December 31, 2010, a net loss of $4.8 million, including a gain from the sale of RXi shares, for the year ended December 31, 2009, and a net loss of $21.8 million for the nine months ended September 30, 2012. We had an accumulated deficit as of September 30, 2012 of $232.8 million. We are likely to continue to incur losses unless and until we are able to commercialize one or more of our product candidates. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. Because of the numerous risks and uncertainties associated with our product development efforts, we are unable to predict when we may become profitable, if at all. If we do not become profitable or are unable to maintain future profitability, the market value of our common stock will be adversely affected.

Because we have no source of significant recurring revenue, we must depend on financing to sustain our operations.

Developing products and conducting clinical trials require substantial amounts of capital. To date, we have relied primarily upon proceeds from sales of our equity securities, sales of our shares of common stock of our former RXi subsidiary, and the exercise of options and warrants to generate funds needed to finance our business and operations. We will need to raise additional capital to, among other things:

■	fund our clinical trials and pursue regulatory approval of our existing and possible future product candidates;

■	expand our research and development activities;

■	finance our general and administrative expenses;

■	acquire or license new technologies;

■	prepare, file, prosecute, maintain, enforce and defend our patent and other proprietary rights; and

■	develop and implement sales, marketing and distribution capabilities to successfully commercialize any product for which we obtain marketing approval and choose to market ourselves.

Our revenues were $0.3 million, $0.1 million and $9.5 million, respectively, for the years ended December 31, 2011, 2010 and 2009, and we had no revenue in the nine months ended September 30, 2012. Our revenues in 2009 included $9.4 million of deferred revenue recognized from our sale in August 2006 of a one-percent royalty interest in worldwide sales of arimoclomol for the treatment of ALS to the privately funded ALS Charitable Remainder Trust, or ALSCRT. Pursuant to an amendment signed between us and the beneficiary of the ALSCRT on August 6, 2009, we were released from all restrictions on the use of any proceeds previously paid to us in connection with the arrangement. As a result, we recognized $6.7 million as service revenue in the third quarter of 2009, which represented the remaining deferred revenue and previously unrecognized portion of the value received. We will have no significant recurring revenue unless we are able to commercialize one or more of our product candidates in development, which may require us to first enter into license or other strategic arrangements with third parties.

At September 30, 2012, we had cash and cash equivalents of approximately $12.5 million and short-term investments of approximately $10.0 million. On October 23, 2012, we completed an underwritten public offering of 9,200,000 shares of our common stock at a price of $2.50 per share, resulting in net proceeds to us of approximately $21.4 million. Management believes that our current resources along with the net proceeds of our recent offering will be sufficient to fund our operations for the foreseeable future. The belief is based in part upon our currently estimated expenditures for the remainder of 2012 and the first nine months of 2013 of approximately $20.0 million, which includes approximately $7.8 million for its clinical programs for aldoxorubicin, approximately $3.0 million for its clinical program for tamibarotene, approximately $0.2 million for its clinical programs for bafetinib, approximately $2.1 million for general operation of its clinical programs, and approximately $6.9 million for other general and administrative expenses. These estimated expenditures are based upon numerous assumptions and subject to many uncertainties, and our actual expenditures may be significantly different.

If we obtain marketing approval and successfully commercialize our product candidates, we anticipate it will take a minimum of several years, and likely longer, for us to generate significant recurring revenue, and we will be dependent on future financing until such time, if ever, as we can generate significant recurring revenue. Our ability to raise capital may be adversely affected by the continued weak economic recovery in the United States. We have no commitments from third parties to provide us with any additional financing, and we may not be able to obtain future financing on favorable terms, or at all. Failure to obtain adequate financing would adversely affect our ability to operate as a going concern. If we raise additional funds by issuing equity securities, dilution to stockholders may result and new investors could have rights superior to holders of the shares issued in this offering. In addition, debt financing, if available, may include restrictive covenants. If adequate funds are not available to us, we may have to liquidate some or all of our assets or to delay or reduce the scope of or eliminate some portion or all of our development programs or clinical trials. We also may have to license to other companies our product candidates or technologies that we would prefer to develop and commercialize ourselves.

If we do not achieve our development goals in the time frames we estimate, the commercialization of our products may be delayed and our business prospects may suffer. Our estimated expenditures also may prove to be materially inaccurate.

From time to time, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings such as the discussion in this prospectus supplement of the expected timing of certain milestones relating to our aldoxorubicin, tamibarotene and bafetinib clinical development programs.

We also may disclose estimated expenditures or other forecasts for future periods such as the statements above in this prospectus supplement regarding our current estimated expenditures for fiscal year 2012. These and other financial estimates are based on management’s current expectations and do not contain any margin of error or cushion for any specific uncertainties, or for the uncertainties inherent in all financial estimates.

The actual timing of milestones and actual expenditures or other financial results can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet milestones or financial projections as announced from time to time, the development and commercialization of our products may be delayed and our business prospects may suffer. Our assumptions underlying these estimates may significantly change or prove to be inaccurate. Accordingly, you should not unduly rely on any of these financial estimates.

If our products are not successfully developed and approved by the FDA or foreign regulatory authorities, we may be forced to reduce or curtail our operations.

All of our product candidates in development must be approved by the FDA or corresponding foreign governmental agencies before they can be marketed. The process for obtaining FDA and foreign government approvals is both time-consuming and costly, with no certainty of a successful outcome. This process typically includes the conduct of extensive pre-clinical and clinical testing, including post-approval testing, which may take longer or cost more than we or our licensees, if any, anticipate, and may prove unsuccessful due to numerous factors. Product candidates that may appear to be promising at early stages of development may not successfully reach the market for a number of reasons. The results of preclinical and initial clinical testing of these product candidates may not necessarily be predictive of the results that will be obtained from later or more extensive testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials.

Numerous factors could affect the timing, cost or outcome of our product development efforts, including the following:

■	difficulty in enrolling patients in conformity with required protocols or projected timelines;

■	requirements for clinical trial design imposed by the FDA;

■	unexpected adverse reactions by patients in trials;

■	difficulty in obtaining clinical supplies of the product;

■	changes in or our inability to comply with FDA or foreign governmental product testing, manufacturing or marketing requirements;

■

regulatory inspections of clinical trials or manufacturing facilities, which may, among other things, require us or our manufacturers or licensees to undertake corrective action or suspend or terminate the affected clinical trials if investigators find them not to be in compliance with applicable regulatory requirements;

■	inability to generate statistically significant data confirming the safety and efficacy of the product being tested;

■	modification of the product during testing; and

■	reallocation of our limited financial and other resources to other clinical programs.

It is possible that none of the product candidates we develop will obtain the regulatory approvals necessary for us to begin selling them. The time required to obtain FDA and foreign governmental approvals is unpredictable, but often can take years following the commencement of clinical trials, depending upon the complexity of the product candidate. Any analysis we perform on data from clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval.

Furthermore, even if we obtain regulatory approvals, our products and the manufacturing facilities used to produce them will be subject to continual review, including periodic inspections and possible mandatory post-approval clinical trials by the FDA and other U.S. and foreign regulatory authorities. Any delay or failure in obtaining required approvals or to comply with post-approval regulatory requirements could have a material adverse effect on our ability to generate revenue from the particular product candidate. The failure to comply with any post-approval regulatory requirements also could result in the rescission of the related regulatory approvals or the suspension of sales of the offending product.

Our current and planned clinical trials of our product candidates may fail to show that these product candidates are clinically safe and effective, or that they are better than alternative treatments.

Aldoxorubicin was no more toxic than free doxorubicin in a Phase 1 clinical trial and showed limited biological responses against certain tumors. However, these results may not be reproducible in larger clinical trials, including the ongoing Phase 1b/2 and Phase 2b clinical trials of aldoxorubicin as a treatment for STS.

Tamibarotene has been shown to be safe, well-tolerated, and efficacious in the Japanese APL population. However, it is possible that the response to the drug may be different in American or European populations. Furthermore, the efficacy studies that led to approval in Japan occurred prior to the advent of the use of arsenic trioxide, or ATO, for second-line therapy. It is possible that the current use of ATO could alter the safety or efficacy of tamibarotene. The FDA might not accept the Japanese studies as a database for safety. The majority of patients treated with ATRA as a first-line therapy generally experience a complete remission of disease. As a result of the limited population of patients requiring third-line treatment for APL, there is no assurance that we will be successful in recruiting a sufficient number of patients into our ongoing clinical trial of tamibarotene as a third-line treatment for APL in order to demonstrate efficacy. Any FDA-required changes to our clinical development strategy could delay or increase the cost of the trial, adversely affect our ability to demonstrate the efficacy of tamibarotene in the trial or cause us not to pursue clinical development of tamibarotene for one or more of these considerations. Tamibarotene has never been tested in human clinical trials in patients with NSCLC, and there are no assurances that it will be effective in that indication.

Bafetinib demonstrated clinical responses in patients with CML in a Phase 1 clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec and, in some cases, second-line tyrosine kinase inhibitors. Bafetinib was tested in a human clinical trial in patients with high-risk B-CLL. Of the evaluable patients, approximately 50% had shrinkage of their lymph nodes and/or spleen, which is one of the goals of treatment. Larger trials to determine the efficacy and safety of bafetinib will be required, and there are no assurances that it will be effective in that indication.

Even if our current trials are successful, subsequent trials may not yield statistically significant data indicating that these product candidates are clinically effective. Accordingly, we, or any development partners, may ultimately be unable to provide the FDA with satisfactory data on clinical safety and efficacy sufficient to obtain FDA approval of aldoxorubicin, tamibarotene or bafetinib for any indications.

We will rely upon third parties for the manufacture of our clinical product supplies.

We do not have the facilities or expertise to manufacture supplies of any of our product candidates. Accordingly, we are dependent upon third-party manufacturers, or potential future strategic alliance partners, to manufacture these supplies. We have manufacturing supply arrangements in place with respect to a portion of the clinical supplies needed for the clinical development programs for aldoxorubicin, tamibarotene and bafetinib. However, we have no supply arrangements for the commercial manufacture of these product candidates or any manufacturing supply arrangements for any other potential product candidates, and we may not be able to secure needed supply arrangements on attractive terms, or at all. Our failure to secure these arrangements as needed could have a materially adverse effect on our ability to complete the development of our products or to commercialize them.

If our product candidates cannot be manufactured in suitable quantities and in accordance with regulatory standards, our clinical trials, regulatory approvals and marketing efforts for such products may be delayed. Such delays could adversely affect our competitive position and our chances of generating significant recurring revenues. If our products cannot be manufactured at an acceptable cost, the commercial success of our products may be adversely affected.

We may rely upon third parties in connection with the commercialization of our products.

The completion of the development of aldoxorubicin, tamibarotene and bafetinib, as well as the marketing of these products, may require us to enter into strategic alliances, license agreements or other collaborative arrangements with other pharmaceutical companies under which those companies will be responsible for one or more aspects of the commercial development and eventual marketing of our products.

Our products may not have sufficient potential commercial value to enable us to secure strategic arrangements with suitable companies on attractive terms, or at all. If we are unable to enter into such arrangements, we may not have the financial or other resources to complete the development of any of our products and may have to sell our rights in them to a third party or abandon their development altogether.

To the extent we enter into collaborative arrangements, we will be dependent upon the timeliness and effectiveness of the development and marketing efforts of our contractual partners. If these companies do not allocate sufficient personnel and resources to these efforts or encounter difficulties in complying with applicable FDA and other regulatory requirements, we may not obtain regulatory approvals as planned, if at all, and the timing of receipt or the amount of revenue from these arrangements may be materially and adversely affected. By entering into these arrangements rather than completing the development and then marketing these products on our own, the profitability to us of these products may decline.

We may be unable to protect our intellectual property rights, which could adversely affect our ability to compete effectively.

We believe that obtaining and maintaining patent and other intellectual property rights for our technologies and potential products is critical to establishing and maintaining the value of our assets and our business. We will be able to protect our technologies from unauthorized use by third parties only to the extent that we have rights to valid and enforceable patents or other proprietary rights that cover them. Although we have rights to patents and patent applications directed to aldoxorubicin, tamibarotene and bafetinib, these patents and applications may not prevent third parties from developing or commercializing similar or identical technologies. In addition, our patents may be held to be invalid if challenged by third parties, and our patent applications may not result in the issuance of patents.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States and in many foreign countries. The application and enforcement of patent laws and regulations in foreign countries is even more uncertain. Accordingly, we may not be able to effectively file, protect or defend our proprietary rights on a consistent basis. Many of the patents and patent applications on which we rely were issued or filed by third parties prior to the time we acquired rights to them. The validity, enforceability and ownership of those patents and patent applications may be challenged, and if a court decides that our patents are not valid, we will not have the right to stop others from using our inventions. There is also the risk that, even if the validity of our patents is upheld, a court may refuse to stop others on the ground that their activities do not infringe our patents.

Any litigation brought by us to protect our intellectual property rights could be costly and have a material adverse effect on our operating results or financial condition, make it more difficult for us to enter into strategic alliances with third parties to develop our products, or discourage our existing licensees from continuing their development work on our potential products. If our patent coverage is insufficient to prevent third parties from developing or commercializing similar or identical technologies, the value of our assets is likely to be materially and adversely affected.

We also rely on certain proprietary trade secrets and know-how, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets and know-how are difficult to protect. Although we have taken measures to protect our unpatented trade secrets and know-how, including the use of confidentiality and invention assignment agreements with our employees, consultants and some of our contractors, it is possible that these persons may disclose our trade secrets or know-how or that our competitors may independently develop or otherwise discover our trade secrets and know-how.

If our product candidates infringe the rights of others, we could be subject to expensive litigation or be required to obtain licenses from others to develop or market them.

Our competitors or others may have patent rights that they choose to assert against us or our licensees, suppliers, customers or potential collaborators. Moreover, we may not know about patents or patent applications that our products would infringe. For example, because patent applications do not publish for at least 18 months, if at all, and can take many years to issue, there may be currently pending applications, unknown to us, that may later result in issued patents that our product candidates would infringe. In addition, if third parties file patent applications or obtain patents claiming technology also claimed by us or our licensors in issued patents or pending applications, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention. If third parties file oppositions in foreign countries, we may also have to participate in opposition proceedings in foreign tribunals to defend the patentability of our foreign patent applications.

If a third party claims that we infringe its proprietary rights, any of the following may occur:

■	we may become involved in time-consuming and expensive litigation, even if the claim is without merit;

■	we may become liable for substantial damages for past infringement if a court decides that our technology infringes a competitor’s patent;

■

a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms, if at all, or which may require us to pay substantial royalties or grant cross licenses to our patents; and

■	we may have to redesign our product candidates or technology so that it does not infringe patent rights of others, which may not be possible or commercially feasible.

If any of these events occurs, our business and prospects will suffer and the market price of our common stock will likely decline substantially.

Any drugs we develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could have a material adverse effect on our business.

We intend to sell our products primarily to hospitals which receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare, Medicaid and other domestic and international government programs, private insurance plans and managed care programs. Most third-party payors may deny reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for experimental procedures and devices. Furthermore, because our programs are in the early stages of development, we are unable at this time to determine their cost-effectiveness and the level or method of reimbursement. Increasingly, the third-party payors who reimburse patients are requiring that drug companies provide them with predetermined discounts from list prices, and are challenging the prices charged for medical products. If the price we are able to charge for any products we develop is inadequate in light of our development and other costs, our profitability could be adversely affected.

We currently expect that any drugs we develop may need to be administered under the supervision of a physician. Under currently applicable law, drugs that are not usually self-administered may be eligible for coverage by the Medicare program if:

■	they are “incidental” to a physician’s services,

■	they are “reasonable and necessary” for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standard of medical practice,

■	they are not excluded as immunizations, and

■	they have been approved by the FDA.

We are subject to intense competition, and we may not compete successfully

We and our strategic partners or licensees may be unable to compete successfully against our current or future competitors. STS patients are typically treated with surgery followed by radiation therapy. Doxorubicin is the only approved drug for treating first-line STS and is often used in combination with radiation. In 2012, GlaxoSmithKline’s pazopanib was approved for the treatment of patients with advanced STS that had received prior chemotherapy. The National Comprehensive Cancer Network also includes the use of ifosfamide, epirubicin, gemcitabine, dacarbazine and liposomal doxorubicin marketed in the U.S. as Doxil by Johnson & Johnson. For patients ineligible for surgery, radiation and/or chemotherapy is the only option. Other approaches to treating STS are in late stage clinical development. These include Cell Therapeutics’ brostallicin, Sanofi-Aventis’s ombrabulin, Threshhold Pharmaceuticals’ TH-302, trabectedin being co-developed by Johnson & Johnson and PharmaMar and ZIOPHARM Oncology’s palifosfamide.

Non-small-cell lung cancer, or NSCLC, is a competitive indication in which patients are treated with a variety of agents. The standard regimen for first-line locally advanced or metastatic NSCLC is a doublet comprised of a platinum agent combined with a taxane, vinka alkaloid or antimetabolite. The addition of Genentech/Roche’s Avastin to the standard treatment doublet has resulted significant improvements in survival and rates of remission. Tarceva by Genentech/Roche and Alimta by Eli Lilly & Co. shown benefit for specific NSCLC. In 2011, Pfizer’s Xalkori was approved for the treatment of advanced NSCLC patients with a specific and rare gene mutation. In addition, there are several drugs in late-stage development including Eisai’s eribulin, Eli Lilly & Co.’s necitumumab, Pfizer’s axitinib and Synta Pharmaceuticals’ ganetispib.

The pharmaceutical, biopharmaceutical and biotechnology industries are characterized by intense competition and rapid and significant technological advancements. Many companies, research institutions and universities are working in a number of areas similar to our primary fields of interest to develop new products. There also is intense competition among companies seeking to acquire products that already are being marketed. Many of the companies with which we compete have or are likely to have substantially greater research and product development capabilities and financial, technical, scientific, manufacturing, marketing, distribution and other resources than us and at least some of our present or future strategic partners or licensees.

As a result, these competitors may:

■	succeed in developing competitive products sooner than we or our strategic partners or licensees;

■	obtain FDA or foreign governmental approvals for their products before we can obtain approval of any of our products;

■	obtain patents that block or otherwise inhibit the development and commercialization of our product candidate candidates;

■	develop products that are safer or more effective than our products;

■	devote greater resources than we to marketing or selling products;

■	introduce or adapt more quickly than we to new technologies and other scientific advances;

■	introduce products that render our products obsolete;

■	withstand price competition more successfully than we or our strategic partners or licensees;

■	negotiate third-party strategic alliances or licensing arrangements more effectively than we; and

■	take better advantage than we of other opportunities.

We will be required to pay substantial milestone and other payments relating to the commercialization of our products.

The agreement relating to our worldwide rights to aldoxorubicin provides for our payment of an aggregate of $7.5 million upon meeting specified clinical and regulatory milestones up to and including the product’s second final marketing approval. We also will be obliged to pay:

■	commercially reasonable royalties based on a percentage of net sales (as defined in the agreement);

■	a percentage of non-royalty sub-licensing income (as defined in the agreement); and

■	milestones of $1,000,000 for each additional final marketing approval that we might obtain.

The agreements under which we have North American and European rights to tamibarotene provide for our payment of royalties based on net sales of any products, as well as aggregate payments of ¥ 490 million for North America and ¥ 480 million for Europe upon meeting specified clinical, regulatory and sales milestones up to and including the first commercial sale of tamibarotene for the treatment of APL.

Our agreement relating to our worldwide (except Japan) rights to bafetinib provides for our payment of an aggregate of $13.35 million (including $5 million upon the product’s initial final marketing approval) upon the achievement of specified clinical and regulatory milestones up to and including approvals in the United States and Europe. We also will be obliged to pay:

■	commercially reasonable royalties based on a percentage of net sales (as defined in the agreement), dependent on reaching certain revenue thresholds;

■	annual minimum payments if sales of bafetinib do not meet specified levels; and

■	a percentage of non-royalty sub-licensing income (as defined in the agreement).

If we are required to pay any third party in order to exercise our rights under the agreement, we will deduct a percentage of those payments from the royalties due under the agreement, up to an agreed-upon cap.

Under the merger agreement by which we acquired Innovive, we agreed to pay the former Innovive stockholders a total of up to approximately $18.3 million of future earnout merger consideration, subject to our achievement of specified net sales under the Innovive license agreements of aldoxorubicin, tamibarotene and bafetinib. The earnout merger consideration, if any, will be payable in shares of our common stock, subject to specified conditions, or, at our election, in cash or by a combination of shares of our common stock and cash. Our common stock will be valued for purposes of any future earnout merger consideration based upon the trading price of our common stock at the time the earnout merger consideration is paid.

We are subject to potential liabilities from clinical testing and future product liability claims.

If any of our products are alleged to be defective, they may expose us to claims for personal injury by patients in clinical trials of our products or, if we obtain marketing approval and commercialize our products, by patients using our commercially marketed products. Even if one or more of our products is approved by the FDA, users may claim that such products caused unintended adverse effects. We maintain clinical trial insurance for our ongoing clinical trials, and we plan to seek to obtain similar insurance for any other clinical trials that we conduct. We also would seek to obtain product liability insurance covering the commercial marketing of our product candidates. We may not be able to obtain additional insurance, however, and any insurance obtained by us may prove inadequate in the event of a claim against us. Any claims asserted against us also may divert management’s attention from our operations, and we may have to incur substantial costs to defend such claims even if they are unsuccessful.

We may be unable to successfully acquire additional technologies or products. If we require additional technologies or products, our product development plans may change and the ownership interests of our shareholders could be diluted.

We may seek to acquire additional technologies by licensing or purchasing such technologies, or through a merger or acquisition of one or more companies that own such technologies. We have no current understanding or agreement to acquire any technologies, however, and we may not be able to identify or successfully acquire any additional technologies. We also may seek to acquire products from third parties that already are being marketed or have been approved for marketing, although we have not currently identified any of these products. We do not have any prior experience in acquiring or marketing products approved for marketing and may need to find third parties to market any products that we might acquire.

We have focused our product development efforts on our oncology drug candidates, which we believe have the greatest revenue potential. If we acquire additional technologies or product candidates, we may determine to make further changes to our product development plans and business strategy to capitalize on opportunities presented by the new technologies and product candidates.

We may issue shares of our common stock to acquire additional technologies or products or in connection with a merger or acquisition of another company. To the extent we do so, the ownership interest of our stockholders will be diluted accordingly.

We are conducting certain of our clinical trials in foreign countries, which exposes us to additional risks.

We are conducting international clinical development of aldoxorubicin and tamibarotene. The conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

■	foreign regulatory requirements that could restrict or limit our ability to conduct our clinical trials;

■	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

■	foreign exchange fluctuations;

■	diminished protection of intellectual property in some countries; and

■	possible nationalization and expropriation.

In addition, there may be changes to our business and political position if there is instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease, which could seriously harm the development of our current operating strategy.

In the event of a dispute regarding our international clinical trials, license agreements or other strategic arrangements, it may be necessary for us to resolve the dispute in a foreign country where we would be faced with unfamiliar laws and procedures.

The resolution of disputes in foreign countries can be costly and time consuming, similar to the situation in the United States. However, in a foreign country, we face the additional burden of understanding unfamiliar laws and procedures. We may not be entitled to a jury trial, as we might be in the United States. Further, to litigate in any foreign country, we would be faced with the necessity of hiring lawyers and other professionals who are familiar with the foreign laws. For these reasons, we may incur unforeseen expenses if we are forced to resolve a dispute in a foreign country.

Risks Related to Ownership of Our Common Stock

The market price and trading volume of our common stock may be volatile.

The market price of our common stock could fluctuate significantly for many reasons, including the following factors:

■	announcements of regulatory developments or technological innovations by us or our competitors,

■	changes in our relationship with our licensors and other strategic partners,

■	our quarterly operating results,

■	developments in patent or other technology ownership rights,

■	additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders,

■	government regulation of drug pricing, and

■	general changes in the economy, the financial markets or the pharmaceutical or biotechnology industries.

In addition, factors beyond our control may also have an impact on the price of our common stock. For example, to the extent that other large companies within our industry experience declines in their stock price, our stock price may decline as well. In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may determine the terms of future preferred stock offerings without further action by our stockholders. If we issue preferred stock, it could affect your rights or reduce the value of our outstanding common stock. In particular, specific rights granted to future holders of preferred stock may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, sinking fund provisions, and restrictions on our ability to merge with or sell our assets to a third party.

Anti-takeover provisions of our certificate of incorporation and by-laws and provisions of Delaware law could delay or prevent a change of control that you may favor.

Anti-takeover provisions of our certificate of incorporation and by-laws and provisions of Delaware law may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable, or may impede the ability of the holders of our common stock to change our management. These provisions of our certificate of incorporation and by-laws, among other things:

■	divide our board of directors into three classes, with members of each class to be elected for staggered three-year terms,

■	limit the right of stockholders to remove directors,

■	regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders, and

■	authorize our board of directors to issue preferred stock in one or more series, without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation such as our company shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares for a three-year period following the date on which that person or its affiliate crosses the 15% stock ownership threshold. Section 203 could operate to delay or prevent a change of control of our company.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock, preferred stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Our outstanding options and warrants and the availability for resale of the underlying shares may adversely affect the trading price of our common stock.

As of December 5, 2012, there were outstanding stock options to purchase approximately 1,919,969 shares of our common stock at a weighted-average exercise price of $5.97 per share and outstanding warrants to purchase approximately 7,677,417 shares of common stock at a weighted-average exercise price of $5.19 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants will also dilute the ownership interests of our existing stockholders.

We have registered with the SEC the resale by the holders of all or substantially all shares of our common stock issuable upon exercise of our outstanding options and warrants. The availability of these shares for public resale, as well as any actual resales of these shares, could adversely affect the trading price of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

THE SECURITIES THAT WE MAY OFFER

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $100,000,000 in the aggregate of:

■	shares of our common stock, par value $.001 per share;

■	shares of our preferred stock, par value $.01 per share;

■	warrants to purchase our common stock or preferred stock; and

■	any combination of the securities listed above, separately or as units, each on terms to be determined at the time of sale.

The common stock, preferred stock, warrants and units collectively are referred to in this prospectus as the “securities.”

We have summarized below the material terms of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the detailed terms of the securities offered by that supplement. If indicated in the prospectus supplement, the terms of the offered securities may differ from the terms summarized below.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 250,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

The following summary of certain provisions of our common and preferred stock does not purport to be complete. You should refer to our amended and restated certificate of incorporation and our restated bylaws, which are filed with or incorporated by reference in the registration statement relating to this offering filed by us with the SEC. The summary below is also qualified by reference to the provisions of applicable Delaware corporation law.

Common Stock

Holders of our common stock are entitled to one vote per share on matters on which our stockholders vote, including with respect to the election of directors. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. See the section of this prospectus entitled “Dividend Policy” for further information. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to holders of any then-outstanding preferred stock are paid. No shares of preferred stock will be outstanding immediately after the closing of this offering. All shares of common stock that are outstanding as of the date of this prospectus supplement are, and all shares we are selling in this offering, upon their issuance and sale, will be, fully-paid and nonassessable.

Preferred Stock

We are currently authorized to issue 5,000,000 shares of preferred stock, of which 25,000 shares have been designated as Series A Junior Participating Preferred Stock. We have reserved all of the shares of our Series A Junior Participating Preferred Stock for issuance upon the exercise of the rights under our Shareholder Protection Rights Agreement described below.

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights of each series. These rights may include dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms, and the number of shares that constitute any series. The board of directors may exercise this authority without any further action by our stockholders.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus in the certificate of designation relating to each such series. We will incorporate by reference as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to one or more current reports on Form 8-K, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

■	the title and stated value;

■	the number of shares we are offering;

■	the liquidation preference per share;

■	the purchase price per share;

■	the dividend rate per share, dividend period, payment date or dates and method of calculation of dividends;

■	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

■	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

■	the procedures for any auction and remarketing, if any;

■	the provisions for a sinking fund, if any;

■	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

■	any listing of the preferred stock on any securities exchange or market;

■

whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion price, or how it will be calculated, and under what circumstances and the mechanism by which it may be adjusted, and the conversion period;

■

whether the preferred stock will be exchangeable into debt securities or other securities of ours, and, if applicable, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted, and the exchange period;

■	voting rights, if any;

■	preemptive rights, if any;

■	restrictions on transfer, sale or other assignment, if any;

■	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

■	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

■

any limitations on issuances of any class or series of preferred stock ranking senior or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

■	any other specific terms, rights, preferences, privileges, qualifications or limitations of, or restrictions on, the preferred stock.

If we issue and sell shares of preferred stock pursuant to this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The laws of the State of Delaware, the state of our incorporation, provide that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

We believe the power to issue preferred stock will provide our board of directors with flexibility in connection with certain possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of our common stock, restrict their rights to receive payment upon liquidation, and have the effect of delaying, deferring, or preventing a change in control which may be beneficial to our stockholders.

Anti-Takeover Measures

Delaware Law

Section 203 of the Delaware General Corporation Law is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

■	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

■

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or

■

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or by-laws, effective 12 months after adoption. Our amended and restated certificate of incorporation and by-laws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

Charter and By-Law Provisions

In addition to the board of directors’ ability to issue shares of preferred stock, our amended and restated certificate of incorporation and by-laws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

■	our by-laws classify the board of directors into three classes with staggered three-year terms;

■	under our by-laws, our board of directors may enlarge the size of the board and fill the vacancies;

■

our by-laws provide that a stockholder may not nominate candidates for the board of directors at any annual or special meeting unless that stockholder notifies us of its intention a specified period in advance and provides us with certain required information;

■	stockholders who wish to bring business before the stockholders at our annual meeting must provide advance notice; and

■	our by-laws provide that special meetings of stockholders may only be called by our board of directors or by an officer so instructed by our board.

Shareholder Protection Rights Agreement

Our board of directors adopted a Shareholder Protection Rights Agreement, or Rights Agreement, dated April 16, 1997, as amended, between us and American Stock Transfer & Trust Co., as Rights Agent. The Rights Agreement will expire on April 16, 2017, unless renewed or extended by our board of directors. A series of our preferred stock, designated as Series A Junior Participating Preferred Stock, par value $.01 per share, was created in accordance with the Rights Agreement. The Rights Agreement is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquirer from gaining control of us without offering a fair and adequate price and terms to all of our stockholders. As such, the Rights Agreement is intended to enhance our board of directors’ ability to protect stockholder interests and help to assure that stockholders receive fair and equal treatment in the event any proposed takeover of CytRx is made in the future. Pursuant to the Rights Agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. The preferred stock purchase rights are attached to, and trade with, our common stock. The purchase rights are exercisable only upon the occurrence of certain triggering events described in the Rights Agreement.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

DESCRIPTION OF WARRANTS

We may offer and issue warrants to purchase shares of our common stock or preferred stock. The warrants may be issued independently or as a part of units consisting of shares of our common stock or preferred stock and warrants to purchase additional shares of our common stock or preferred stock. If the warrants are issued pursuant to warrant agreements, we will so specify in the prospectus supplement relating to the warrants being offered pursuant to the prospectus supplement.

The following description will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms. The forms of any warrant certificates or warrant agreements evidencing the warrants that we issue will be filed with the SEC and incorporated by reference into this prospectus, and you should carefully review such documents.

The prospectus supplement will describe the following terms of warrants to purchase our common stock, preferred stock or debt securities to the extent applicable:

■	the title of the warrants;

■	the common stock or preferred stock for which the warrants are exercisable;

■	the price at which the warrants will be issued and the exercise price of the warrants;

■	the aggregate number of warrants offered;

■	the number of shares of common stock or preferred stock that may be purchased upon the exercise of each warrant;

■

whether the warrants are being offered separately or as a part of units consisting of shares of our common stock or preferred stock and warrants to purchase additional shares of our common stock or preferred stock;

■	the terms of any right by us to redeem the warrants;

■	the date on which the right to exercise the warrants will commence and the date on which this right will expire;

■	the procedures for exercising the warrants;

■	the terms on which the warrants may be amended;

■

the terms of any adjustments in the warrant exercise price and the number of shares of common stock or preferred stock purchasable upon the exercise of each warrant to be made in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock;

■	the effect on the warrants of our merger or consolidation with another entity or our sale of all or substantially all of our assets;

■	the maximum or minimum number of warrants which may be exercised at any time; and

■	the material United States federal income tax consequences applicable to the warrants and their exercise.

Holders of warrants to purchase common stock or preferred stock will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void. Upon our receipt of the exercise price of the warrants upon the due exercise of the warrants, we will, as soon as practicable, forward the securities purchasable upon exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

We may offer and issue units that consist of shares of our common stock or preferred stock and warrants to purchase additional shares of our common stock or preferred stock. For example, we may elect to issue units for a specified price per unit, with each unit consisting of one share of our common stock or preferred stock and one warrant to purchase an additional share of our common stock or preferred stock at a specified price. The holder of a unit will also hold each of the securities that is included in the unit.

We have provided in the preceding sections of this prospectus a general description of our common stock, preferred stock, and debt securities and of the warrants that we may offer. If we elect to offer units, we will describe the specific terms of the units in a supplement to this prospectus. Among other things, the prospectus supplement will describe, to the extent applicable:

■	the price of each unit;

■	the securities comprising each unit;

■	the exercise price of the warrants comprising part of the units;

■	the aggregate number of units offered;

■	the number of shares of common stock or preferred stock that may be purchased upon the exercise of each warrant comprising part of a unit;

■	the terms of any right by us to redeem any of the securities comprising the units;

■	the date on which the right to exercise the warrants forming part of the units will commence and the date on which this right will expire;

■	any transfer restrictions on the units, including whether the securities comprising the units may be transferred separately;

■	the terms on which the units or warrants forming part of the units may be amended;

■	with respect to preferred stock forming part of the units, the other matters listed above under “Description of Capital Stock—Preferred Stock”;

■	with respect to warrants forming part of the units, the other matters listed above under “Description of Warrants”; and

■	the material United States federal income tax consequences applicable to the units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

■	through agents to the public or to investors;

■	to one or more underwriters for resale to the public or to investors;

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in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

■	directly to investors; or

■	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of an offering of shares of our securities, including.

■	the name or names of any agents or underwriters;

■	the purchase price of the securities being offered and the proceeds we will receive from the sale;

■	any over-allotment options under which underwriters may purchase additional securities from us;

■	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

■	the public offering price; and

■	any discounts or concessions allowed or reallowed or paid to dealers.

We may distribute the securities from time to time in one or more transactions;

■	at a fixed price or prices, which may be changed;

■	at market prices prevailing at the time of sale;

■	at prices related to such prevailing market prices; or

■	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. We, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of securities. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a “best efforts” basis and a dealer will purchase securities as a principal, and may then resell the common stock at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we will pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to reimburse these persons for certain expenses. We may grant underwriters who participate in the distribution of securities we are offering under this prospectus an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in the securities on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers such as us that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and may obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

Information about us is also available at our website at www.cytrx.com; however, information on our website is not incorporated into this prospectus and is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any statement in a document we incorporate by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

■	our Annual Report on Form 10-K for the year ended December 31, 2011;

■	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012, and September 30, 2012, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 6, 2012, February 17, 2012, February 21, 2012, April 23, 2012, May 10, 2012, May 15, 2012, October 19, 2012 and November 9, 2012, respectively;

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the description of our securities as described in our Registration Statement on Form 8 A filed under the Exchange Act on March 17, 1987 (File No. 0 15327), and any amendment or report filed for the purpose of updating any such description; and

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the description of our Series A Junior Participating Preferred Stock Purchase Rights as described in our Registration Statement on Form 8 A filed under the Exchange Act on April 17, 1997 (File No. 000 15327), and any amendment or report filed for the purpose of updating any such descriptions.

We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K).

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may obtain a copy of the foregoing documents from us without charge by writing or calling us at the following address and telephone number: 11726 San Vicente Blvd., Suite 650 Los Angeles, California 90049, Attention: Corporate Secretary; (310) 826-5648.

LEGAL MATTERS

The validity of the securities being offered hereby has been passed upon for us by TroyGould PC, Los Angeles, California. As of November 30, 2012, TroyGould PC owned 7,000 shares of our common stock.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

11,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Jefferies

Co-Lead Managers

Oppenheimer & Co.

Aegis Capital Corp

H.C. Wainwright & Co., LLC

January 31, 2014